UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Grubb & Ellis Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(GRUBB-ELLIS LOGO)

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Grubb & Ellis Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Grubb & Ellis Company (the “Company”) to be held at 8:30 a.m., local time, on Thursday, November 9, 2006 in Salon A of the Park Hyatt Hotel, 800 North Michigan Avenue, Chicago, IL 60611.

Stockholders of record at the close of business on September 25, 2006 (the “Record Date”) may vote at the Annual Meeting and will receive this Notice and the proxy statement, which are first being mailed on or about October 10, 2006.

A list of the stockholders who are entitled to vote at the meeting will be available for inspection by any stockholder for any purpose related to the meeting, during ordinary business hours, for ten days prior to the Annual Meeting, at the Company’s executive offices, located at 500 West Monroe Street, Suite 2800, Chicago, IL 60661.

The purposes of the meeting are:

1.	To elect seven (7) directors to the Board of Directors to serve for one year and until their successors are elected and qualified;

2.	To approve the Company’s 2006 Omnibus Equity Plan; and

3.  To transact any other business properly brought before the meeting.

The meeting will also provide an opportunity to review with you the business of the Company during the 2006 fiscal year and give you a chance to meet your directors.

Your vote is important to the Company. To be sure that your shares are represented at the meeting, whether or not you plan to attend, please complete, sign and date the enclosed proxy card and mail it as soon as possible in the enclosed reply envelope. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

We look forward to seeing you at the meeting.

Sincerely,

Robert Z. Slaughter
Corporate Secretary

October 10, 2006

GRUBB & ELLIS COMPANY

Executive Offices
500 West Monroe
Suite 2800
Chicago, Illinois 60661

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT VOTING

1. Q:	On what will I be voting?
A:	(1) the election of seven directors;
(2) the approval of the Company’s 2006 Omnibus Equity Plan; and
(3) any other business properly brought before the meeting

2. Q:	How are directors nominated?
A:	Our Bylaws provide that nominations for director are made by written notice to the Secretary of the Company at least 14 days before the stockholders’ meeting at which directors are to be elected. On recommendation of the Corporate Governance and Nominating Committee, the Board of Directors (the “Board”) nominated the candidates listed in this proxy statement. The Board has no reason to believe that any nominee will be unable to serve as a director of the Company. If someone is nominated and becomes unable to serve, then your signed proxy card will authorize Mark Rose and Robert Slaughter, officers of the Company who are the proxy holders, to nominate someone else.

3. Q:	What is the 2006 Omnibus Equity Plan?
A:	The 2006 Omnibus Equity Plan (the “Plan”) is a long-term incentive plan designed to attract, retain and motivate employees, independent contractors, consultants and members of the Board through the grant of long-term equity awards, equity-based awards and cash awards. The Plan consolidates the Company’s existing equity incentive plans into a single plan and gives the Company greater flexibility in the types of awards that can be granted. The Plan will not increase the number of shares from that previously made available under the Company’s existing equity incentive plans. The total number of shares available for issuance under the Plan reflects the total of all shares previously made available for issuance under the existing equity incentive plans less the number of shares that have been issued pursuant to the existing plans. The Board is seeking the approval of the Plan by the stockholders to ensure compliance with the listing requirements of the New York Stock Exchange (“NYSE”) and Section 162(m) of the Internal Revenue Code of 1986, as amended.

4. Q:	Who has the right to vote?
A:	All common stockholders as of the close of business on September 25, 2006 (the “Record Date”) can vote. On that date, there were 25,755,950 outstanding shares of common stock of the Company. Each share of common stock is entitled to one vote. A quorum will exist for the meeting if at least a majority of the outstanding shares of common stock are represented at the meeting in person and/or by proxy.

5. Q:	What other business will be acted upon at the annual meeting?
A:	We know of no other business for the meeting. Your signed proxy card will authorize the proxy holders to vote on your behalf in their discretion on any other business that may properly be brought before the meeting.

6. Q:	How do I vote?
A:	If you have an account “on record” at Computershare Investor Services, L.L.C., our stock transfer agent and registrar (“Computershare”), or if you have Grubb & Ellis shares in your 401(k) plan account, you can vote in any of these ways:

(a):	Return the proxy card: Mark the boxes that show how you want to vote, sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the nominees listed on the card.

(b):	By telephone: Call toll-free 1-800-652-VOTE (8683) in the United States or Canada any time prior to 1:00 A.M., Central Time, on November 9, 2006 from a touchtone telephone, then follow the instructions to cast your vote. If you vote by telephone, do not mail back your proxy card.

(c):	On the Internet: Go to the following website prior to 1:00 A.M., Central Time, on November 9, 2006: www.computershare.com/expressvote. Enter the information requested on your computer screen, then follow the instructions on your screen to cast your vote. If you vote on the internet, do not mail back your proxy card.

Canceling your vote: You can cancel your vote by mailing another proxy card with a later date, telephoning to re-vote, or logging onto the Internet and re-voting. You can also:

(1)	attend the meeting and vote by ballot; or
(2)	send written notice to the Secretary of the Company canceling your vote.

If you hold shares in a brokerage account, you must follow the instructions you received with this proxy statement for voting and/or canceling your vote.

7. Q:	What does it mean if I get more than one proxy card?
A:	You should vote on each proxy card you receive. If you are a record stockholder, have an account “on record” with Computershare, or if you hold Grubb & Ellis shares in your 401(k) plan account, you will receive a proxy card with a reply envelope addressed to Computershare. For any accounts held in different ways, such as jointly with another person or in trust, you will receive separate proxy cards. If you have more than one account at Computershare and wish to consolidate the accounts, or if you share the same address as other Grubb & Ellis stockholders and wish to receive only one set of stockholder materials for your household, such as proxy statements and annual reports to stockholders, please call Shareholder Services at Computershare: Ph. 312-360-5100. If you hold shares in a stock brokerage account, you will receive a proxy card or information about other methods of voting from your broker and you should send your vote to your broker according to the broker’s instructions. If you hold shares in our Employee Stock Purchase Plan, you will receive voting materials directly from E*TRADE and you should send your vote back to E*TRADE (as you would for any stock brokerage account). If you do not vote your 401(k) plan shares, the plan trustee, Fidelity Management Trust Company, will not vote your shares.

8. Q:	Who will count the votes?
A:	Computershare will act as inspector of election and tabulate the votes.

9. Q:	What vote is needed to elect a director?
A:	A vote in favor of a nominee by a plurality of the votes cast at a duly called meeting at which there is a quorum present in person or by proxy is needed to elect a director. A quorum will exist for the meeting if at least a majority of the outstanding shares of common stock are represented at the meeting in person and/or by proxy. Cumulative voting is not permitted.

Where a proxy card has been voted “abstain,” “withhold authority,” or “broker non-vote,” the shares are counted for quorum purposes, but are not considered cast for voting on a proposal or an election. “Broker non-vote” means that shares are held by a broker or in nominee name and the broker or nominee has signed and returned a proxy card to us, but for which the broker has no authority to vote because no instructions have been received from its customer.

10. Q:	What vote is needed to approve the 2006 Omnibus Equity Plan?
A:	Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of common stock outstanding as of the Record Date and present in person or by proxy at the annual meeting. In addition, NYSE rules require approval of the Plan by a majority of votes cast with respect to the Plan, provided that the total votes cast with respect to the Plan represent over 50% in interest of all securities entitled to vote with respect to the Plan.

11. Q:	Who is soliciting my vote and how much does it cost the Company?
A:	Our Board of Directors is asking you to vote in favor of the nominees for director who were selected by the Board and identified in this proxy statement and to vote in favor of the approval of the Company’s 2006 Omnibus Equity Plan. Computershare was engaged to assist in distribution of the proxy materials to holders of stock brokerage accounts, at a fee of $800 plus expenses estimated at $1,500. Also, our employees and directors may solicit proxies as part of their assigned duties, at no extra compensation. The Company will pay the expenses related to this proxy solicitation.

12. Q:	What information will I receive with this solicitation?
A:	You should have received with this proxy statement the Annual Report to Stockholders for the 2006 fiscal year. Stockholders may request another copy of the Annual Report from Investor Relations, Grubb & Ellis Company, 500 West Monroe Street, Suite 2800, Chicago, IL 60661. In addition, you may download the Annual Report from the Company’s website on the Internet at www.grubb-ellis.com.

13. Q:	How can I, as a stockholder, arrange for a proposal to be included in next year’s Company proxy statement?
A:	For your proposal to be considered for inclusion in next year’s proxy statement, you can submit a proposal in writing to our Corporate Secretary at our headquarters by June 12, 2007. If you are eligible to submit the proposal, and if it is an appropriate proposal under proxy rules of the Securities and Exchange Commission (“SEC”) and our Bylaws, it will be included.

14. Q:	Will my proxy confer discretionary authority to vote on stockholder proposals next year?
A:	If we receive notice of a stockholder proposal after June 12, 2007 and before August 28, 2007, then the proposal does not need to be included in next year’s proxy statement and the proxy holders would have discretionary authority to vote on the matter only under certain circumstances, and only if the matter is included in the proxy statement. If we receive notice of a stockholder proposal after August 28, 2007, then the proxy holders can vote on such a proposal in their discretion based upon the signed proxy cards which have been returned to us, but the matter will not be discussed in the proxy statement and will not be listed on the proxy card (because the submission deadline will have been missed).

ELECTION OF DIRECTORS

A.	Information About the Board

Directors.  For the fiscal year ended June 30, 2006 the Company’s Board of Directors consisted of C. Michael Kojaian, its Chairman, R. David Anacker, Anthony G. Antone, Robert J. McLaughlin, Mark E. Rose and Rodger D. Young. Effective as of July 6, 2006, F. Joseph Moravec was appointed to serve as a director until the Company’s next annual meeting of stockholders.

Meetings.  During the fiscal year ended June 30, 2006, the Board held 22 meetings. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees on which he served. The non-management directors regularly meet in executive session. Mr. Kojaian presides at executive sessions of non-management meetings.

Standing Committees.  During the fiscal year ended June 30, 2006, the standing committees of the Board were the Audit Committee and the Compensation Committee. Effective as of July 6, 2006, the Board established the Corporate Governance and Nominating Committee as a standing committee. Each of the Board’s standing committees is described in this proxy statement.

Corporate Governance Guidelines.  Effective July 6, 2006, the Board adopted corporate governance guidelines to assist the Board in the performance of its duties and the exercise of its responsibilities. The Company’s Corporate Governance Guidelines are available on the Company’s website at www.grubb-ellis.com and printed copies may be obtained upon request by contacting Investor Relations, Grubb & Ellis Company, 500 West Monroe Street, Suite 2800, Chicago, Illinois 60661.

Independence of Directors.  The Board has determined that four of its seven current directors and director nominees, Messrs. Anacker, McLaughlin, Moravec and Young, are independent. For purposes of determining the independence of its directors, the Board applies the following criteria:

No Material Relationship.  The director must not have any material relationship with the Company. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable and familial relationships that exist, either directly or indirectly, between the director and the Company.

Employment.  The director must not have been an employee of the Company at any time during the past three years. In addition, a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) must not have been an executive officer of the Company in the prior three years.

Other Compensation.  The director or an immediate family member must not have received more than $100,000 per year in direct compensation from the Company, other than in the form of director fees, pension or other forms of deferred compensation during the past three years.

Auditor Affiliation.  The director must not be a current partner or employee of the Company’s internal or external auditor. An immediate family member of the director must not be a current partner of the Company’s internal or external auditor, or an employee of such auditor who participates in the auditor’s audit, assurance or tax compliance (but not tax planning) practice. In addition, the director or an immediate family member must not have been within the last three years a partner or employee of the Company’s internal or external auditor who personally worked on the Company’s audit.

Interlocking Directorships.  During the past three years, the director or an immediate family member must not have been employed as an executive officer by another entity where one of the Company’s current executive officers served at the same time on the compensation committee.

Business Transactions.  The director must not be an employee of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues. In addition, a member of the director’s immediate family must not have been an executive officer of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

Communications with the Board of Directors.  Stockholders, employees and others interested in communicating with the Chairman of the Board may do so by writing to C. Michael Kojaian, c/o Corporate Secretary, Grubb & Ellis Company, 500 West Monroe Street, Suite 2800, Chicago, Illinois 60661. Stockholders, employees and others interested in communicating with the Company’s Chief Executive Officer may do so by writing to Mark E. Rose, Chief Executive Officer, Grubb & Ellis Company, 500 West Monroe Street, Suite 2800, Chicago, Illinois 60661. Stockholders, employees and others interested in communicating with any of the other directors of the Company may do so by writing to [Name of Director], c/o Corporate Secretary, Grubb & Ellis Company, 500 West Monroe Street, Suite 2800, Chicago, Illinois 60661.

Director Attendance at Annual Meeting.  The Company does not have a policy regarding director attendance at annual meetings of stockholders. The Company’s directors, however, believe that it is important to attend annual meetings and make reasonable efforts to do so. Five of the Company’s six directors attended the Company’s 2005 annual meeting of stockholders.

Compensation of Directors.  Only directors who are otherwise unaffiliated with the Company (“outside directors”) receive compensation for serving on the Board and on its committees. Prior to October 1, 2005, such compensation consisted of an annual retainer fee at the rate of $30,000, a fee of $1,500 for each meeting of the Board or one of its committees attended in person and an annual fee at the rate of $5,000 for each committee chaired. From and after October 1, 2005, during the remainder of the 2006 fiscal year, such compensation consisted of an annual retainer fee at the rate of $40,000, a fee of $1,500 for each meeting of the Board or one of its committees attended in person and a fee of $1,000 for each meeting (up to six meetings) of the Board or one of its committees attended telephonically. In addition, from and after October 1, 2005, during the remainder of the 2006 fiscal year, the chairperson of the audit committee received an annual fee at the rate of $10,000 and the chairperson of each of the Board’s other standing committees received an annual fee at the rate of $5,000. The foregoing fees with respect to committee attendance relate only to standing committees of the Board and do not pertain to any special or ad hoc committees, compensation for which is determined on a case-by-case basis. During fiscal 2006, the directors were paid $2,000 per meeting for each special or ad hoc committee meeting attended. During fiscal 2006, Messrs. Anacker, McLaughlin and Young attended 19, 15 and 20 such committee meetings, respectively.

Prior to October 1, 2005, under the 1993 Stock Option Plan for outside directors, outside directors each received an option to purchase 10,000 shares of common stock upon the date of first election to the Board and an option to purchase 8,000 shares of common stock upon each successive fourth-year anniversary of service. The exercise prices of the options are equal to the then market value of the Company’s common stock as of the date of the grant. Directors, other than members of the Compensation Committee, were also eligible to receive stock options under the 1990 Amended and Restated Stock Option Plan.

Effective October 1, 2005, the stock option grants described in the immediately preceding paragraph were eliminated and replaced by a Restricted Share Program. The Restricted Share Program provides that outside directors will receive $50,000 worth of restricted shares each year based upon the then current market price of the Company’s common stock on the date of grant. All restricted shares vest three years from the date of grant, except upon a change of control, in which event vesting is accelerated. Outside directors are also required to accumulate an equity position in the Company over five years in an amount equal to $200,000 worth of common stock. Shares of common stock acquired by outside directors pursuant to the Restricted Share Program can be applied toward this equity accumulation requirement. Upon leaving the Board, all grants that have already been made to a departing director would continue to vest in accordance with the three-year vesting schedule.

Effective, September 21, 2006, the Board amended the Restricted Share Program to provide that it will expire on September 20, 2015 or such earlier date as may be determined by the Board. In addition, subject to stockholder approval of the 2006 Omnibus Equity Plan, the Board amended the Restricted Share Program to provide for restricted shares granted on or after September 21, 2006 to vest one-third on each of the first, second and third anniversaries of the date of grant. (See “APPROVAL OF THE 2006 OMNIBUS EQUITY PLAN” below.)

Effective September 22, 2005, each of the Company’s then current outside directors, Rodger Young, R. David Anacker, Robert McLaughlin and Anthony Antone, received their initial restricted stock grant of 7,508 shares of common stock which is based upon the closing price of the Company’s common stock on Wednesday, September 21, 2005 which was $6.66.

Effective September 21, 2006, each of the above directors along with outside director, F. Joseph Moravec, received their annual restricted stock grant of 5,446 shares of common stock which is based upon the closing price of the Company’s common stock on September 20, 2006, which was $9.18.

Corporate Governance and Nominating Committee.  Effective July 6, 2006, the Board established the Corporate Governance and Nominating Committee and, as a result, the committee did not hold any meetings during the fiscal year ended June 30, 2006. The functions of the Corporate Governance and Nominating Committee are to assist the Board with respect to: (i) director qualification, identification, nomination, independence and evaluation; (ii) committee structure, composition, leadership and evaluation; (iii) succession planning for the CEO and other senior executives; and (iv) corporate governance matters. The Corporate Governance and Nominating Committee is to be composed of at least two members of the Board, each of whom is determined by the Board to be independent in accordance with the NYSE listing requirements and any applicable rules of the SEC. The current members of the Corporate Governance and Nominating Committee are Rodger D. Young, Chair, and R. David Anacker, both of whom the Board has determined to be independent. The Corporate

Governance and Nominating Committee operates under a written charter adopted by the Board, which is available on the Company’s website at www.grubb-ellis.com and printed copies of which may be obtained upon request by contacting Investor Relations, Grubb & Ellis Company, 500 West Monroe Street, Suite 2800, Chicago, Illinois 60661.

Nomination of Directors.  The Board, as a whole, is responsible for nominating individuals for election to the Board. The Corporate Governance and Nominating Committee assists the Board by identifying, screening and recommending candidates to the entire Board. Nominees for director are selected on the basis of their experience, achievements, judgment, intelligence, integrity, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and likelihood that he/she will be willing and able to serve on the Board for a sustained period. In connection with the selection of new nominees for director, due consideration is given to the Board’s overall balance of diversity of perspectives, backgrounds and experiences. The Corporate Governance and Nominating Committee will consider any suggestions offered by other directors or any stockholder with respect to potential directors. Stockholders may also nominate individuals for election to the Board in accordance with the Company’s By-Laws.

B.	Audit Committee Report

The following Audit Committee Report is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended (the “1933 Act”) or the Exchange Act.

Composition of the Committee.   The Audit Committee of the Board is to be composed of at least three independent directors as practical based on Board composition. The current members of the Audit Committee are R. David Anacker, Chairman, Robert McLaughlin and F. Joseph Moravec, who was appointed on July 6, 2006. The Board has determined that the members of the Audit Committee are independent under the NYSE listing requirements and the Securities Exchange Act of 1934 as amended and the rules there under, and that Messrs. Anacker and McLaughlin are audit committee financial experts in accordance with rules established by the SEC.

Charter and Responsibilities of the Committee.   The Audit Committee operates under a written charter adopted by the Board of Directors. The charter of the Audit Committee was last revised effective September 20, 2006 and is available on the Company’s website at www.grubb-ellis.com and printed copies of which may be obtained upon request by contacting Investor Relations, Grubb & Ellis Company, 500 West Monroe Street, Suite 2800, Chicago, Illinois 60661.

The primary function of the Committee is to provide oversight relating to the corporate accounting functions, the systems of internal controls, and the integrity and quality of the financial reports of the Company. The responsibilities of the Committee include recommending to the Board the appointment of independent accountants as auditors; approval of the scope of the annual audit; and a review of: a) the independence and performance of the auditors; b) the audit results and compliance with the auditors’ recommendations; and c) financial reports to stockholders. In addition, the Committee approves the selection of any vendor utilized for internal auditing; and monitors the Company’s internal audit function, its corporate accounting function and the effectiveness of internal controls, and compliance with certain aspects of the Company’s conflicts-of-interest policy.

The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for the Company’s internal controls and the financial reporting process. The Audit Committee is responsible for monitoring these processes.

Business of the Committee for the 2006 Fiscal Year.   The Audit Committee met four times during the 2006 fiscal year. The meetings were designed to facilitate communications between the Audit Committee, management, the internal auditors, and the Company’s independent public accountants, Ernst & Young LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented consolidated financial statements. The Audit Committee reviewed and discussed the audited consolidated financial statements for the 2006 fiscal year with management and the independent accountants. The Committee meets with the independent accountants at the conclusion of each of their presentations. Management personnel are excused from these meetings.

The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants, Ernst & Young LLP, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.  Additionally, the Audit Committee has discussed with Ernst & Young LLP the issue of its independence from the Company, and considered the compatibility of the non-audit services with the auditors’ independence. Effective in November 2002, all audit and non-audit services provided by Ernst & Young LLP were pre-approved by the Committee.

In reliance on the reviews and the discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

THE AUDIT COMMITTEE

R. David Anacker, Chair
Robert J. McLaughlin
F. Joseph Moravec

The Company’s Auditors.   Ernst & Young LLP (“Ernst & Young”), independent public accountants, served as our auditors for the 2006 and 2005 fiscal years. It is anticipated that Ernst & Young will be appointed as our auditors for the 2007 fiscal year as well. Representatives of Ernst & Young are expected to attend the Annual Meeting and will be available to answer questions. They will have an opportunity to make a statement if they wish. Ernst & Young billed the Company the fees and costs (“fees”) set forth below for services rendered during the fiscal years ended June 30, 2006 and 2005 respectively.

	2006	2005

Audit Fees	$315,825	$306,320
Audit Related Services(1)	$200,100	$69,132
Tax fees	$78,500	$63,000

Total:	$594,425	$438,452

(1)	Audit related services generally include services in connection with registration statements filed with the SEC and other transactions with respect to the Company’s securities benefit plan audits and accounting consultations.

C.	Information About the Nominees for Director

The names of the persons who have been nominated by the Board for election as directors at the Annual Meeting are set forth below. There are no other nominees. All nominees have consented to serve as directors if elected.

If any nominee becomes unable to serve as a director, the proxies will be voted by the proxy holders for a substitute person nominated by the Board, and authority to do so is included in the proxy. The Board has no reason to believe that any of the nominees will be unable to serve as a director of the Company.

The term of office of each nominee who is elected extends until the annual stockholders’ meeting in 2007 and until his successor is elected and qualified.

R. David Anacker	71, has served as a director of the Company since May 1994. Mr. Anacker is a Principal of Canal Partners, a private investment organization. He is also the Business Development Specialist, Office of the President, for Parker-Hannifin Corporation’s Instrumentation Group, which is headquartered in Cleveland, Ohio. He has been Vice Chairman of Veriflo Corporation, an industrial equipment manufacturing firm located in Richmond, California, since November 1991. He served as a director of Grubb & Ellis Management Services, Inc., a subsidiary of the Company, from August 1992 to July 1994.

Anthony G. Antone	37, has served as a director of the Company since July 2002. Mr. Antone, an attorney, has been associated with Kojaian Management Corporation, a real estate investment firm headquartered in Bloomfield Hills, Michigan, since October 1998, serving as Vice President — Development since September 2001, and as Director — Development from October 1998 to September 2001. Prior to that time he served in the office of Spencer Abraham, United States Senator, as Deputy Chief of Staff. He is also a director of Bank of Michigan.

C. Michael Kojaian	44, has served as Chairman of the Board of Directors of the Company since June 2002 and as a director of the Company since December 1996. He has been the President of Kojaian Ventures, L.L.C. and also Executive Vice President, a director and a shareholder of Kojaian Management Corporation, both of which are investment firms headquartered in Bloomfield Hills, Michigan, since 2000 and 1985, respectively. He has also been a director of Arbor Realty Trust, Inc. since June 2003 and a director of Grubb & Ellis Realty Advisors, Inc., an affiliate of the Company, since its inception in September 2005.

Robert J. McLaughlin	73, has served as a director of the Company since July 2004. Mr. McLaughlin previously served as a director of the Company from September 1994 to March 2001. He founded The Sutter Group in 1982, a management consulting company that focuses on enhancing shareholder value, and currently serves as its President. Previously, Mr. McLaughlin served as President and Chief Executive Officer of Tru-Circle Corporation, an aerospace subcontractor, from November 2003 to April 2004, and as Chairman of the Board of Directors of Imperial Sugar Company from August 2001 to February 2003, and as Chairman and Chief Executive Officer from October 2001 to April 2002. He is a director of Imperial Sugar Company and Meridian Automotive Systems.

F. Joseph Moravec	56, has served as a director of the Company since July 2006. Mr. Moravec is currently a self-employed consultant to real property owners, operating companies and non-profit organizations in the formulation and execution of asset transaction management and organizational solutions. From 2001 to 2005, Mr. Moravec served as Commissioner of the Public Buildings Service of the General Services Administration, where he was responsible for asset management and design, construction, leasing, operations and disposal of the GSA’s real estate portfolio. From 1998 to 2001, he served as Senior Advisor for Business Development at George Washington University. Prior to 1998, Mr. Moravec served in various executive positions in the commercial real estate industry, including serving as the President of the Company’s Eastern Division and a member of the Company’s five-person Executive Committee from 1989 to 1991. He presently serves as a member of the Real Estate Investment Advisory Committee of ASB Capital Management.

Mark E. Rose	43, has served both as the Company’s Chief Executive Officer and as a director of the Company since March 2005. Mr. Rose has also served as the Chief Executive Officer, Secretary and as a member of the board of directors of Grubb & Ellis Realty Advisors, Inc., an affiliate of the Company, since its inception in September 2005. From 1993 to 2005, Mr. Rose served in various positions with Jones Lang LaSalle, including serving as Chief Innovation Officer from 2000 to 2002, as Chief Financial Officer of the Americas from 2002 to 2003, and as Chief Operating Officer and Chief Financial Officer of the Americas from 2003 through his departure in 2005. Prior to joining Jones Lang LaSalle, Mr. Rose was the Chairman and Chief Executive Officer of the U.S. Real Estate Investment Trust of the British Coal Corporation Pension Funds, where he oversaw the management and subsequent disposal of a $1 billion portfolio of real estate assets. Mr. Rose serves on the board of directors of the Chicago Shakespeare Theater, Chicago Botanic Garden, and the Chicago Central Area Committee.

Rodger D. Young	60, has served as a director of the Company since April 2003. Mr. Young has been a name partner of the law firm of Young & Susser, P.C. since its founding in 1991, a boutique firm specializing in commercial litigation with offices in Southfield, Michigan and New York City. In 2001, Mr. Young was named Chairman of the Bush Administration’s Federal Judge and U.S. Attorney Qualification Committee by Governor John Engler and Michigan’s Republican Congressional Delegation.

The Board unanimously recommends that the stockholders vote FOR the election of all nominees to the Board of Directors.

APPROVAL OF THE 2006 OMNIBUS EQUITY PLAN

The 2006 Omnibus Equity Plan is a long-term incentive plan designed to attract, retain and motivate selected employees and independent contractors, consultants and members of the Board through the grant of long-term equity awards, equity-based awards and cash awards. It also reflects the consolidation of various equity incentive plans previously adopted by the Company.

Proposal.  Subject to approval by the Company’s stockholders, the Board has adopted the 2006 Omnibus Equity Plan (the “Plan”), a copy of which is attached to this proxy statement as Appendix A.

Discussion of Proposal.  The purpose for adopting the Plan is to provide a consolidated equity incentive plan and to give the Company greater flexibility with respect to the types of awards that may be granted in order to assist the Company in attracting and retaining key employees and key independent contractors, consultants and members of the Board. The Plan consolidates the following equity incentive plans previously adopted by the Company: the 1990 Amended and Restated Stock Option Plan; the 1993 Stock Option Plan for Outside Directors;

the 1998 Stock Option Plan; the 2000 Stock Option Plan; and the 2005 Restricted Share Program (for outside directors) (collectively, the “Prior Plans”). Outstanding awards made under the Prior Plans will continue to be governed by the applicable terms of the Prior Plans.

The Board is seeking the approval of the Plan by the stockholders to ensure compliance with the listing requirements of the NYSE and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Plan will not increase the number of shares from that previously made available under the Prior Plans. The total number of shares available for issuance under the Plan reflects the total of all shares previously made available for issuance under the Prior Plans less the number of shares that have been issued pursuant to the Prior Plans.

A total of 5,800,000 shares of common stock (plus restricted shares issuable to outside directors pursuant to the formula contained in the 2005 Restricted Stock Program) were originally available for issuance under the Prior Plans and, as of September 25, 2006, 1,019,777 shares have been issued pursuant to the Prior Plans. As a result, a total of 4,780,223 shares of common stock (plus restricted shares issuable to outside directors pursuant to the formula contained in the Plan) will be available for issuance under the Plan. As of September 25, 2006, options to acquire a total of 1,224,045 shares are currently outstanding. Thus, as of that date, 3,556,178 shares remain eligible for future grant.

In general, Section 162(m) of the Code denies a publicly-held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to its chief executive officer and the four other officers whose compensation is disclosed in its annual proxy statement, subject to certain exceptions. One of these exceptions is for qualified performance based compensation. Under this exception, income recognized upon the exercise of a stock option will not be subject to the Section 162(m) deduction limit if the stock option was issued under a plan approved by stockholders. In addition, the option must be issued under a plan that provides a limit to the number of shares that may be issued under the plan to any one individual. In accordance with Code Section 162(m), no more than 500,000 shares may be granted under the Plan in any one calendar year to any one employee. Further, performance bonuses may also fall within an exception if the parameters of the bonus are approved by the stockholders. The stockholders are thus being asked to approve the Plan to qualify under the exception for performance based compensation under Section 162(m) of the Code.

Description of the Plan.

General.  The purpose of the Plan is to assist the Company in attracting and retaining key employees, independent contractors, consultants and non-employee directors and, to give such persons a greater proprietary interest in, and closer identity with, the Company and its financial success. The Plan authorizes the Company to make grants (“Awards”) of incentive stock options (within the meaning of Section 422 of the Code), non-qualified (or non-statutory) stock options (the incentive and non-qualified stock options issued under the Plan are referred to collectively as “options”), restricted stock, formula restricted stock, stock appreciation rights (“SARs”), dividend equivalents, other stock-based awards, performance awards and cash awards.

Administration of the Plan.  The Plan will be administered by a committee of the Board consisting of two or more non-employee members of the Board. The committee will have discretion pursuant to the provisions of the Plan to determine who will be recipients of Awards under the Plan and to establish the terms, conditions and limitations of each Award (subject to the terms of the Plan and the applicable provisions of the Code), including the type and amount of the Award, the number of shares of common stock to be subject to options or restricted stock, the amount of cash to be included in the Award, the exercise price of any options and the date or dates upon which the options become exercisable or upon which any restrictions applicable to any common stock included in the Award lapse. The committee also has full power to construe and interpret the Plan and the Awards granted under the Plan, and to establish rules and regulations necessary or advisable for its administration. The determination of the committee pursuant to the provisions of the Plan with respect to any matter under the Plan to be acted upon by the committee is final and binding.

Awards under the Plan may be granted only to key employees and key non-employees (outside directors, independent contractors or other consultants) of the Company and its subsidiaries. The committee will determine whether a particular employee or non-employee qualifies as a “key employee” or “key non-employee.” Awards may be granted to a prospective employee, conditioned upon such person becoming an employee.

The Board may amend the Plan in any respect, except that amendments will be subject to the approval of the Company’s stockholders if such stockholder approval is required by the Code, any federal or state law or regulation, the rules of the NYSE (or any other stock exchange or automated quotation system on which the Company’s shares may be listed or quoted), or if the Board, in its discretion, determines to submit such changes to the Company’s stockholders for approval.

Terms and Conditions of Awards under the Plan.  Awards under the Plan may consist of any combination of one or more incentive or non-qualified options, restricted stock, formula restricted stock, SARs, dividend equivalents, other stock-based awards, performance awards or cash awards, on a stand alone, combination or tandem basis. The committee may specify that Awards other than options will be paid in cash, shares of common stock or a combination of cash and common stock.

The committee is permitted to cancel any unexpired, unpaid, unexercised or deferred Awards at any time if a participant is not in compliance with the applicable provisions of his or her Award agreement or the Plan. Unless otherwise described below for options or formula restricted stock awards, or as may be provided in any individual Award agreement, all unexpired, unpaid, unexercised or deferred Awards will be canceled immediately if a participant ceases his or her service with the Company or its subsidiaries, except for (a) retirement under one of the Company’s retirement plans, (b) retirement in the Company’s best interest (as determined by the committee or a designated executive officer), or (c) termination of the participant’s employment upon his or her death or disability. Upon retirement under one of the Company’s retirement plans or termination in the Company’s best interests, the committee may permit Awards to continue, and may accelerate exercisability and vesting. Upon the death or disability of a participant, his or her estate or beneficiaries (or the participant in the case of disability) may exercise or receive benefits under the Award until the original expiration date as provided in the Award (or within one year in the case of options) and the committee may in its discretion accelerate the vesting or terminate the restrictions to which the Award is subject.

Upon any change in the nature or number of the Company’s outstanding shares of common stock due to a stock split, stock dividend, merger, reorganization or similar event, adjustments will be made to the numbers of shares and the applicable exercise and base prices under outstanding Awards to prevent dilution or enlargement of the Awards previously granted.

Both incentive and non-qualified options may be granted pursuant to the Plan. Incentive options must have an exercise price per share equal to at least the fair market value of a share at the time the Award is granted. As required by the Code, if an incentive option is granted to any participant who owns more than ten percent of the voting power of the Company’s outstanding stock (a “Significant Stockholder”), then the exercise price per share to such participant will be not less than one hundred and ten percent (110%) of fair market value on the date of grant. Fair market value equals the closing sales price of the common stock on the date of grant. The exercise price for non-qualified options will be determined by the committee in its sole discretion on the date of grant, and, except as may be determined by the committee to be appropriate to comply with Sections 162(m) or 409A of the Code, may be less than fair market value. The maximum term of all incentive options granted under the Plan is ten years. (Incentive options granted to a Significant Stockholder have a maximum term of five years.) The term of non-qualified options may be set by the committee in its discretion. No options may be granted more than ten years from the date the Plan was adopted. Except as otherwise determined by the committee (and except for the rights of the estate or any beneficiary of any deceased participant described above), all options are non-transferable and may be exercised during a participant’s lifetime only by the participant. The aggregate number of shares as to which incentive options may be granted from time to time under the Plan shall not exceed 3,000,000.

Unless otherwise specified by the committee at the time an option is granted, options will generally vest in three substantially equal annual installments over a period of three (3) years. The vesting of the option will be automatically accelerated upon a change in control, unless otherwise determined by the committee at the time of grant. The permissible manner of payment for the purchase price upon exercise of the option (such as cash, check, the transfer of previously owned, fully paid shares, or through a “cashless” exercise) will be set by the committee in the particular Award agreement or by general rules.

A participant who ceases to be an employee or key non-employee of the Company or its subsidiaries for any reason other than death, disability or termination for “cause” will be permitted to exercise any option, to the extent it was exercisable on the date of such cessation, but only within three months of such cessation. A participant who is terminated for “cause” will immediately lose all rights to exercise any options. If a participant dies, his or her estate or personal representative may exercise the option, to the extent it was exercisable on the date of death. If a participant becomes permanently disabled, he or she may exercise an option to the extent it was exercisable at the time of the onset of the disability. In the case of either death or disability, the option must be exercised within twelve (12) months after the date of death or onset of disability, and prior to the original expiration date of the option.

The committee may award shares of common stock (or grant an Award denominated in units of common stock) on a restricted basis. The terms of a restricted stock award, including the consideration, if any, to be paid by the participant to acquire the stock, will be determined by the committee at the time the Award is made and will be described in the Award agreement. Unless otherwise determined by the committee at the time an Award is made, the restrictions will lapse in substantially equal annual installments over a period of three (3) years, subject to accelerated vesting in the event of a change in control prior to the expiration of such three (3) year period. After the restricted stock is awarded, the participant will be a stockholder with respect to such stock, and will have rights to vote and receive dividends with respect to such stock. Shares of restricted stock may not be transferred, assigned or pledged prior to the lapse of the applicable restrictions. The committee, in its discretion, may accelerate the date on which the restrictions lapse.

The committee may award SARs either alone, in tandem or in combination with an option or other Award. An SAR will permit the participant to receive, upon exercise, cash or shares of common stock equal in value to the excess of the fair market value of a share of common stock as of the exercise date over the base price set by the committee at the time the SAR is granted, multiplied by the number of shares of common stock then being exercised under the SAR. The base price will be at least the fair market value of a share of common stock on the date of grant, unless a lower base price is approved by the Board. SARs will become exercisable upon the date or dates, or the occurrence of the events, set by the committee at the time of grant. An SAR may only be exercised by the participant or, if applicable, by the participant’s personal representative.

Under the provisions of the Plan, each member of the Board who is not otherwise affiliated with the Company (an “outside director”) will receive a formula award of restricted stock for a number of shares having a fair market value equal to $50,000 at the time the Award is granted. All grants of formula restricted stock will be made from shares to be made available outside of the shares being reserved under the Plan. All other terms of the formula restricted stock grants will be governed by the Plan. The formula awards of restricted stock will be made annually to each outside director for so long as the participant continues to be an outside director and will also be made when an individual participates in his or her first meeting of the Board after first being elected as an outside director. Such restricted stock awards will vest in three substantially equal annual installments, subject to accelerated vesting upon a change in control. Awards will continue to vest regardless of whether a participant ceases to be an outside director, unless the participant is removed from the Board for cause.

In addition, effective upon approval of the Plan by the Company’s stockholders, the vesting schedule for the restricted shares granted on or after September 21, 2006 under the existing Restricted Share Program (for outside directors) will be modified to provide for the vesting of such shares in three substantially equal annual installments on the first, second and third anniversaries of the date of grant. (See “ELECTION OF DIRECTORS, Information About the Board, Compensation of Directors” above.)

The committee may award other stock-based awards, as well as performance awards or cash awards, under the Plan, subject to restrictions and conditions and other terms as determined by the committee at the time of the Award. The committee may use such business criteria and other measures of performance as it deems appropriate in establishing any conditions, and may exercise its discretion to increase or decrease the amounts payable under any Awards subject to performance conditions, except as otherwise may be limited in the case of a performance award intended to qualify under Code Section 162(m). These Awards will be subject to cancellation or forfeiture upon the terms set forth above.

Federal Income Tax Effects.  Under the Code, as presently in effect, the grant of an option or SAR at fair market value or the award of restricted stock under the Plan will not generate federal income to a participant or a deduction to the Company.

Upon exercise of a non-qualified option or an SAR, the participant will normally be deemed to have received ordinary income in an amount equal to the difference between the exercise price for the option and the fair market value of the Company’s common stock on the exercise date or, in the case of an SAR, equal to the amount of payment received from the Company (less any exercise price, if applicable). The Company will be entitled to a tax deduction in the same amount as is recognized by the participant and at the same time, provided that the Company includes and reports such amounts on a timely filed Form W-2 or Form 1099-MISC (or similar such IRS form filing). Upon a disposition of shares acquired upon exercise of a non-qualified option, any amount received in excess of the fair market value of the shares at the time of exercise of the option generally will be treated as long-term or short-term capital gain, depending on the holding period of the shares. The Company will not be entitled to any tax deduction upon such subsequent disposition.

In the case of incentive options, the participant typically recognizes no ordinary income on the date of grant or exercise. If the participant holds the stock acquired through exercise of an incentive option for one year from the date of exercise and two years from the date of grant, the participant will thereafter recognize long-term capital gain or loss upon a subsequent sale of the stock, based on the difference between the incentive option’s exercise price and the sale price. If the stock is sold before the requisite holding period, the participant will recognize ordinary income based upon the difference between the exercise price and the lesser of the sales price or the fair market value upon the date of exercise. The Company generally will be allowed a business expense deduction only if, and to the extent, the participant recognizes ordinary income.

For Awards of restricted stock, the fair market value of the stock is not taxable to the participant as ordinary income until the year the participant’s interest is freely transferable or no longer subject to a substantial risk of forfeiture. Section 83 of the Code, however, permits a participant to elect to have the fair market value of the stock taxed as ordinary income in the year the Award is received. Dividends on restricted stock are treated as ordinary income at the time paid. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant.

Upon the grant of a performance or cash Award, the participant will recognize ordinary income equal to the amount of the Award, which amount will be includable in the participant’s taxable income in the year such Award is paid. The Company will be entitled to a deduction in the same year equal to the amount of the Award.

Vote Required; Directors’ Recommendation.  The Plan will become effective on its approval by the Company’s stockholders. Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of common stock outstanding as of the Record Date and present in person or by proxy at the annual meeting. In addition, NYSE rules require approval of the Plan by a majority of votes cast with respect to the Plan, provided that the total votes cast with respect to the Plan represent over 50% in interest of all securities entitled to vote with respect to the Plan.

The Board unanimously recommends that the
stockholders vote FOR approval of the Plan.

STOCK OWNERSHIP INFORMATION

A.	Stock Ownership Table

The following table shows the share ownership as of September 25, 2006 by persons known by the Company to be beneficial holders of more than 5% of our outstanding capital stock, directors, named executive officers, and all current directors and executive officers as a group. Unless otherwise noted, the stock listed is common stock, and the persons listed have sole voting and disposition powers over the shares held in their names, subject to community property laws if applicable.

	Amount and Nature of		Percent of
	Beneficial Ownership		Class(1)
Principal Stockholders
Persons affiliated with Kojaian Ventures, L.L.C.(2)	7,511,283		29.2
Persons affiliated with Kojaian Holdings LLC(2)	2,425,526		9.4
Executive Officers and Directors
R. David Anacker	24,000	(3)(4)(5)	*
Anthony G. Antone	0	(4)(5)	—
C. Michael Kojaian(2)	9,936,809	(6)	38.6
Robert J. McLaughlin	56,666	(3)(4)(5)	*
F. Joseph Moravec	0	(5)	—
Mark E. Rose	219,858	(3)(7)	*
Rodger D. Young	10,000	(3)(4)(5)	*
Maureen A. Ehrenberg	193,068	(3)(8)	*
Robert H. Osbrink	15,000	(3)(9)	*
Shelby E. Sherard	0		—
All Current Directors and Executive Officers as a Group (12 persons)	10,455,401	(3)	40.0

*	Does not exceed 1.0%.

(1)	The percentage of shares of capital stock shown for each person in this column and in this footnote assumes that such person, and no one else, has exercised any currently outstanding warrants, options or convertible securities held by him or her.

(2)	C. Michael Kojaian, our Chairman of the Board, is affiliated with Kojaian Ventures, L.L.C. and Kojaian Holdings LLC. Pursuant to rules established by the SEC, the foregoing parties may be deemed to be a “group,” as defined in Section 13(d) of the Exchange Act. The address of each of Kojaian Holdings LLC and Kojaian Ventures, L.L.C. is 39400 Woodward Ave., Suite 250, Bloomfield Hills, Michigan 48304.

(3)	Includes the following shares of common stock issuable upon exercise of outstanding options which were exercisable at September 25, 2006 or within sixty days thereafter under the Company’s stock option plans: Mr. Anacker — 16,000; Mr. McLaughlin — 6,666 shares; Mr. Rose — 166,666; Mr. Young — 10,000; Ms. Ehrenberg — 189,022; Mr. Osbrink — 15,000 and all current directors and executive officers as a group — 403,354.

(4)	Beneficially owned shares do not include 7,508 shares of restricted stock that vest on September 21, 2008, subject to certain terms and conditions contained in that certain Restricted Stock Agreement between the Company and such person dated September 22, 2005.

(5)	Beneficially owned shares do not include 5,446 shares of restricted stock, none of which shares will vest earlier than September 21, 2007, subject to certain terms and conditions contained in that certain Restricted Stock Agreement between the Company and such person dated as of September 21, 2006. (See “ELECTION OF DIRECTORS, Information About the Board, Compensation of Directors;” and “APPROVAL OF THE 2006 OMNIBUS EQUITY PLAN” above.)

(6)	Pursuant to rules established by the SEC, C. Michael Kojaian is deemed to have beneficial ownership of the shares directly held by Kojaian Ventures, L.L.C, and the shares directly held by Kojaian Holdings LLC.

(7)	Beneficially owned shares do not include 74,578 shares of restricted stock that vest on March 8, 2007, 74,577 shares of restricted stock that vest on March 8, 2008 and 21,386 shares that vest on March 8, 2009, subject to certain terms and conditions contained in that certain Restricted Stock Agreement between the Company and Mark Rose dated March 8, 2005.

(8)	Beneficially owned shares do not include 84,746 shares of restricted stock that vest on December 29, 2007, subject to certain terms and conditions contained in that certain Restricted Stock Agreement between the Company and Maureen Ehrenberg dated June 6, 2005.

(9)	Beneficially owned shares do not include 37,314 shares of restricted stock that vest on December 29, 2007, subject to certain terms and conditions contained in that certain Restricted Stock Agreement between the Company and Robert Osbrink dated September 7, 2005.

B.	Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, the chief accounting officer and stockholders holding ten percent (10%) or more of our voting securities (“Insiders”) to file with the SEC reports showing their ownership and changes in ownership of Company securities, and to send copies of these filings to us. To our knowledge, based upon review of copies of such reports furnished to us and upon written representations that we have received to the effect that no other reports were required during the year ended June 30, 2006, the Insiders complied with all Section 16(a) filing requirements applicable to them, except that, as a result of an administrative error that was promptly corrected upon discovery, Forms 4 with respect to the restricted shares granted to the Company’s outside directors, Messrs. Anacker, Antone, McLaughlin and Young, in September 2005 were not timely filed.

EXECUTIVE OFFICERS

A.	Information About Executive Officers

In addition to Mr. Rose, the following are the current executive officers of the Company:

Maureen A. Ehrenberg	47, has served as Executive Vice President of the Company since November 2000, and as Senior Vice President of the Company from May 1998 to November 2000. She was named President of Global Client Services in February 2004. She has also served as President of Grubb & Ellis Management Services, Inc., a wholly owned subsidiary of the Company, from February 1998 and as the head of the Company’s Global Client Services Group since April 2003. From May 2000 to May 2001, she served as a member of the Office of the President of the Company. She also serves as a director and/or officer of certain subsidiaries of the Company. Ms. Ehrenberg also acted as a Co-Chief Executive Officer of the Company from April 2003 until Mr. Rose joined the Company in March 2005.

Frances Lewis	53, has served as Senior Vice President, Marketing & Communications since September 2004. Ms. Lewis was designated an executive officer of the Company in September 2006. From 2001 to 2004, Ms. Lewis was principal of Lewis Consulting where she counseled a wide range of companies on marketing and communications issues. From 1997 to 2001, she was Senior Vice President, Corporate Communications for Equity Office Properties Trust, a public real estate investment trust, where she was responsible for strategy development and execution of all external and internal communications, branding and marketing initiatives. Before joining Equity Office, Lewis spent 15 years with Sam Zell’s Equity Group Investments, Inc.

Robert H. Osbrink	58, has served as Executive Vice President of the Company since December 2001 and was named President of Transaction Services in February 2004. During the five years prior to December 2001, Mr. Osbrink served in a progression of regional managerial positions in the Los Angeles and Southwestern United States areas for the Company. Mr. Osbrink also acted as a Co-Chief Executive Officer of the Company from April 2003 until Mr. Rose joined the Company in March 2005.

Shelby E. Sherard	36, has served as Executive Vice President and Chief Financial Officer of the Company since October 2005. Ms. Sherard has also served as the Chief Financial Officer of Grubb & Ellis Realty Advisors, Inc., an affiliate of the Company, since October 2005. Ms. Sherard served from 2002 through 2005 as the Chief Financial Officer and Senior Vice President of Sitestuff, Inc., a company based in Austin, Texas, which provides procurement solutions for the commercial real estate industry. From 2000 to 2002, Ms. Sherard served as an Associate in the Investment Banking division at Morgan Stanley, where she focused on Global Power & Utilities, Real Estate and Mergers and Acquisitions. From 1994 to 1998, Ms. Sherard served in the Corporate Finance Group at LaSalle Partners Incorporated (now Jones Lang LaSalle Incorporated), initially serving as a Financial Analyst until her promotion to Associate in 1996.

Robert Z. Slaughter	52, has served as Executive Vice President, General Counsel and Corporate Secretary of the Company since April 2006. From 2001 to 2006, Mr. Slaughter was a partner in the law firm of Jenner & Block, LLP, based in Chicago, Illinois, where his primary practice focused on corporate, securities, governance and commercial matters. Prior to joining Jenner & Block, Mr. Slaughter served as Vice President and General Counsel of Moore Corporation Limited (which was subsequently combined with R.R. Donnelley and Sons Company) from 1998 to 2001 and Associate General Counsel from 1997 to 1998. Prior to joining Moore, he served as a business unit Vice President and General Counsel at Ameritech Corporation from 1994 to 1997.

B.	Executive Compensation

The table below shows compensation earned, including deferred compensation, for services in all capacities with the Company and its subsidiaries for the fiscal years ended June 30, 2006, 2005 and 2004 by the following executives:

(a)	the person who served as Chief Executive Officer during the 2006 fiscal year (Mr. Rose);

(b)	the persons who served as Chief Financial Officer during the 2006 fiscal year (Mr. Parker until his resignation in September 2005 and Ms. Sherard from the commencement of her employment in October 2005); and

(c)	each of the four most highly-compensated executive officers of the Company who were serving as executive officers at the end of the 2006 fiscal year (Ms. Ehrenberg, Mr. Osbrink, Mr. Rose and Ms. Sherard).

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long Term Compensation
					Securities
				Restricted	Underlying	All Other
Name and	Fiscal	Salary	Bonus	Stock Awards	Options/SARs	Compensation
Principal Position(1)	Year	($)	($)(2)	($)(3)	(#)(4)	($)(5)
Mark E. Rose	2006	500,000	1,000,000	750,000	0	48,000
Chief Executive Officer	2005	157,000	2,083,000	750,000	500,000	45,000
	2004	—	—	—	—	—

Maureen A. Ehrenberg(6)	2006	360,000	170,000	0	0	2,100
Executive Vice President, and	2005	397,000	278,000	500,000	0	302,000
President, Global Client Services	2004	400,000	58,000	0	0	2,000

Robert H. Osbrink	2006	400,000	314,000	250,000	0	2,100
Executive Vice President, and	2005	419,000	298,000	0	0	2,000
President, Transaction Services	2004	450,000	196,000	0	0	2,000

Brian D. Parker	2006	178,000	0	0	0	1,279,000
Executive Vice President, and	2005	324,000	187,000	0	0	2,000
Chief Financial Officer	2004	324,000	109,000	0	150,000	1,400

Shelby E. Sherard	2006	138,000	19,000	0	25,000	0
Executive Vice President, and	2005	—	—	—	—	—
Chief Financial Officer	2004	—	—	—	—	—

(1)	Mr. Rose was hired as Chief Executive Officer of the Company effective March 8, 2005. He was not employed by the Company in any capacity prior to that date. Ms. Ehrenberg has served as President of Global Client Services since February 2004 and as an Executive Vice President of the Company since November 2000. Ms. Ehrenberg was also appointed President of Grubb & Ellis Management Services, Inc. in February 1998 and continues to serve in that capacity as well. Ms. Ehrenberg also served as a member of the Office of the President from May 31, 2000 to May 15, 2001 and as Co-Chief Executive Officer from April 2003 until the hiring of Mr. Rose in March 2005. Mr. Osbrink has served as President of Transaction Services since February 2004. Previously, Mr. Osbrink served as the Company’s Executive Vice President of Transaction Services for the Western Region and also served as Co-Chief Executive Officer of the Company from April 2003 until the hiring of Mr. Rose in March 2005. Mr. Parker was hired as the Company’s Chief Financial Officer in March 2003 and also served as Co-Chief Executive Officer from April 2003 until the hiring of Mr. Rose in March 2005. Mr. Parker submitted his resignation as Chief Financial Officer in September 2005. Ms. Sherard was hired in October 2005 and has served as Executive Vice President and Chief Financial Officer since that time. See “Employment Contracts” below for information.

(2)	Mr. Rose received a signing bonus of $2,083,000 upon joining the Company in March 2005, which is subject to repayment by Mr. Rose under certain circumstances through March 2008. All other bonus compensation set forth in the table represents incentives that were primarily paid in the fiscal year indicated for services rendered during the previous calendar year. See “Employment Contracts” below.

(3)	The amounts set forth in the table represent all outstanding restricted stock awards held by the officer. Mr. Rose holds 223,733 shares of restricted stock with a market value of $2,069,530 as of June 30, 2006, which vest in equal one-third installments on each of the first, second, and third anniversaries of the respective grant date. Ms. Ehrenberg holds 84,746 shares of restricted stock with a market value of $783,900 as of June 30, 2006, which vest entirely on December 30, 2007. Mr. Osbrink holds 37,314 shares of restricted stock with a market value of $345,155 as of June 30, 2006, which vest entirely on December 29, 2007.

(4)	The amounts represent options to purchase the numbers of shares of common stock indicated.

(5)	Mr. Rose received approximately $45,000 in 2005 and $48,000 in 2006 in cash compensation related to his transition to the Company in March 2005. Ms. Ehrenberg received a one time payment of $300,000 in June 2005. Mr. Parker realized taxable income totaling approximately $1,277,000 related to the exercise of Company stock options by Mr. Parker in 2006. All other amounts represent Company contributions made during each calendar year following the 2005, 2004 and 2003 plan years (calendar years) to the 401(k) plan accounts of the designated individuals.

(6)	The Company has agreed to transfer to Ms. Ehrenberg, upon the completion of the initial transaction of Grubb & Ellis Realty Advisors, Inc. (“Realty Advisors”), common stock of Realty Advisors having a value of $150,000.

LONG-TERM INCENTIVE PLAN AWARDS
IN LATEST FISCAL YEAR

			Estimated Future Payouts
	Plan	Performance	Threshold	Target	Maximum
Name	Year	Period	($)	($)	($)

Mark E. Rose	2006	1/1/06 — 12/31/08	$67,600	$325,000	$812,500
	2005	1/1/05 — 12/31/07	$67,600	$325,000	$812,500
	2004	1/1/04 — 12/31/06	$67,600	$325,000	$812,500

Maureen A. Ehrenberg	2006	1/1/06 — 12/31/08	$48,672	$234,000	$585,000
	2005	1/1/05 — 12/31/07	$48,672	$234,000	$585,000
	2004	1/1/04 — 12/31/06	$48,672	$234,000	$585,000

Robert H. Osbrink	2006	1/1/06 — 12/31/08	$54,080	$260,000	$650,000
	2005	1/1/05 — 12/31/07	$54,080	$260,000	$650,000
	2004	1/1/04 — 12/31/06	$54,080	$260,000	$650,000

Shelby E. Sherard	2006	1/1/06 — 12/31/08	$27,040	$130,000	$325,000
	2005	1/1/05 — 12/31/07	$27,040	$130,000	$325,000
	2004	—	—	—	—

As described below in the description of the plan under the caption “Employment Contracts and Compensation Arrangements”, the Estimated Future Payouts are based on the achievement of certain cumulative Earnings Before Interest and Taxes targets during the three year performance period, which cannot be estimated with certainty at this time.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

Potential Realizable
Value at Assumed
Annual Rates of Stock
Price Appreciation For
Individual Grants					Option Term(1)
	Number of	Percent of
	Securities	Total
	Underlying	Options/SARs	Exercise or
	Options/SARs	Granted to	Base
	Granted(2)	Employees in	Price	Expiration
Name	(#)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

Shelby E. Sherard	25,000	24%	$5.89	10/10/15	$93,000	$235,000

(1)	The potential realizable value is calculated from the market price per share on the date of grant, assuming the common stock appreciates in value at the stated percentage rate from the date of grant of an option to the expiration date. The exercise price of the options set forth in the table is equal to the market price on the date of grant. Actual gains, if any, are dependent on the future market price of the common stock.

(2)	The amount represents an option to purchase the specified number of shares of common stock at an exercise price based upon the fair market value on the dates of grant. Ms. Sherard’s option was granted on October 10, 2005, with a ten-year term and vesting ratably over three years, with acceleration of vesting upon certain conditions related to termination of employment under the terms of her employment agreement, upon changes of control of the Company or at the discretion of the Board.

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FY-END
OPTION/SAR VALUES

			Number of Securities
	Shares		Underlying Unexercised	Value of Unexercised
	Acquired on	Value	Options/SARs at	In-the-Money Options/SARs
	Exercise	Realized	FY-End (#)	at FY-End ($)
Name	#	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Mark E. Rose	0	0	166,666/333,334	$758,000/$1,517,000
Maureen A. Ehrenberg	0	0	189,022/0	$355,000/$0
Robert H. Osbrink	0	0	15,000/0	$21,000/$0
Brian D. Parker	150,000	$1,277,000	0/0	$0/$0
Shelby E. Sherard	0	0	0/25,000	$0/$84,000

(1)	The value of the in-the-money options at fiscal year-end was calculated based on the closing price of the common stock as reported on the NYSE on June 30, 2006 ($9.25 per share).

C.	Employment Contracts and Compensation Arrangements

Mark E. Rose.

On March 8, 2005, the Company entered into a three-year employment agreement (the “Employment Agreement”) with Mark E. Rose pursuant to which Mr. Rose serves as the Company’s Chief Executive Officer and also serves on the Company’s Board of Directors. Under the Employment Agreement, Mr. Rose is paid a base salary of Five Hundred Thousand Dollars ($500,000) per annum, and is eligible to receive annual performance-based bonus compensation of at least two (2) times his base salary (which only for the first year of the term, was guaranteed to be no less than Seven Hundred Fifty Thousand Dollars ($750,000)). The Company also paid Mr. Rose a sign-on bonus of Two Million Eighty Three Thousand Dollars ($2,083,000), which is subject to repayment in full by Mr. Rose, if his employment is terminated by the Company for Cause (as defined in the Employment Agreement) or terminated by him without Good Reason (as defined in the Employment Agreement) prior to the second anniversary of his date of hire. Mr. Rose will be required to pay the Company an amount equal to the sign-on bonus less $750,000, if his employment is terminated by the Company for Cause or terminated by him without Good Reason during the period between the second and third anniversary of his employment. In addition, Mr. Rose is entitled to participate in our long-term incentive compensation plan at a target of 65% of his salary.

Mr. Rose is also entitled to participate in the Company’s health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties. The Employment Agreement contains confidentiality, non-competition, no-raid, non-solicitation, non-disparagement and indemnification provisions and is terminable by the Company upon Mr. Rose’s death or disability or for Cause, without any additional compensation other than what is accrued to Mr. Rose as of the date of any such termination.

In the event that Mr. Rose is terminated without Cause, or if Mr. Rose terminates the Employment Agreement for Good Reason, Mr. Rose is entitled to receive his annual base salary, payable in accordance with the Company’s customary payroll practices for twenty-four (24) months, plus an amount equal to the cost of COBRA payments, increased to compensate for any amount withheld by the Company due to federal and state withholdings, until the earlier of twelve months from the termination date or Mr. Rose obtaining health coverage from another source. The Company’s payment of any amounts to Mr. Rose upon his termination for Good

Reason is contingent upon Mr. Rose executing a Release in a form that has been pre-negotiated by Mr. Rose and the Company.

In addition, in the event that Mr. Rose is terminated upon a Change in Control (as defined in the Employment Agreement) or within eighteen (18) months thereafter or six months prior to a Change of Control, in contemplation thereof, Mr. Rose is entitled to receive payment of two (2) times his base salary and two (2) times his applicable bonus, paid ratably over twelve (12) months in accordance with the Company’s customary payroll practices. In addition, upon a Change in Control, Mr. Rose’s stock options will become fully vested upon the closing of the Change of Control transaction and he will have twenty-four (24) months to exercise the unexercised options. The Company’s payment of any amounts to Mr. Rose upon his termination upon a Change in Control is contingent upon Mr. Rose executing a Release in a form that has been pre-negotiated by Mr. Rose and the Company.

In addition, upon the entering into of the Employment Agreement the Company granted to Mr. Rose non-qualified stock options, exercisable at the then current market price ($4.70 per share), to purchase up to five hundred thousand (500,000) shares of the Company’s common stock. Mr. Rose is also entitled to receive during the term of the Employment Agreement, on the effective date and the first and second anniversaries thereof, annual grants of $750,000 worth of restricted shares of the Company’s common stock. The first grant of 159,575 restricted shares of the Company’s common stock was granted on March 8, 2005 at a per share price of $4.70. The second grant of 64,158 restricted shares of the Company’s common stock was granted on March 8, 2006 at a per share price of $11.69. The remaining grant, scheduled for March 8, 2007, will be at a per share price of the Company’s common stock at the close of trading on March 7, 2007. Both the stock options and all restricted shares of common stock vest ratably over three years, subject to acceleration in the event of a Change in Control. Any unvested stock options will be subject to 50% acceleration upon the termination of the Employment Agreement without Cause or for Good Reason after the conclusion of the first year of the term.

Maureen A. Ehrenberg.

On June 6, 2005, the Company entered into a three-year employment agreement with Maureen A. Ehrenberg (the “Employment Agreement”), pursuant to which Ms. Ehrenberg serves as the Company’s Executive Vice President and as the President of both Grubb & Ellis Management Services, Inc. and the Company’s Global Client Services. During the term of the Employment Agreement, which became effective as of January 1, 2005, Ms. Ehrenberg is paid a base salary of Three Hundred Sixty Thousand Dollars ($360,000) per annum, and is eligible to receive annual performance-based bonus compensation of up to 80% of base salary. Ms. Ehrenberg is also entitled to participate in the Company’s long term incentive compensation plan at a target of 65% of her salary.

In addition, Ms. Ehrenberg is entitled to participate in the Company’s health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with her duties. The Employment Agreement contains confidentiality, non-competition, no-raid, non-solicitation and indemnification provisions and is terminable by the Company upon Ms. Ehrenberg’s death or disability or for Cause (as defined in the Employment Agreement), without any additional compensation other than what is accrued to Ms. Ehrenberg as of the date of any such termination.

In the event that Ms. Ehrenberg is terminated without Cause, or if Ms. Ehrenberg terminates the agreement for Good Reason (as defined in the Employment Agreement), Ms. Ehrenberg is entitled to receive as severance pay: (i) her annual base salary, payable in accordance with the Company’s customary payroll practices for the greater of the remainder of the then-existing term of the Employment Agreement or twelve (12) months (the “severance period”); (ii) prorated bonus compensation based upon the number of days Ms. Ehrenberg was employed for the applicable year; (iii) prorated incentive compensation based upon the number of days Ms. Ehrenberg was employed for the applicable performance period; and (iv) an amount equal to the cost of COBRA payments, increased to compensate for any amount withheld by the Company due to federal and state withholdings, until the earlier of the end of the severance period or Ms. Ehrenberg obtaining health coverage from another source. The Company’s payment of any amounts to Ms. Ehrenberg upon her termination without cause or for good reason is contingent upon Ms. Ehrenberg executing a Release in a form that has been pre-negotiated by Ms. Ehrenberg and the Company.

In addition, in the event Ms. Ehrenberg is terminated without Cause or resigns for Good Reason upon a Change in Control (as defined in the Employment Agreement) or within eighteen (18) months thereafter or six (6) months prior to a Change in Control, in contemplation thereof, Ms. Ehrenberg is entitled to receive payment of two (2) times her base salary and two (2) times her applicable bonus, paid ratably over twelve (12) months in accordance with the Company’s customary payroll practices. In addition, upon a Change in Control, Ms. Ehrenberg’s stock options shall become fully vested upon the closing of the Change of Control transaction. The Company’s payment of any amounts to Ms. Ehrenberg upon her termination upon a Change in Control is contingent upon Ms. Ehrenberg executing a Release in a form that has been pre-negotiated by Ms. Ehrenberg and the Company.

In addition, upon the entering into of the Employment Agreement, the Company granted to Ms. Ehrenberg $500,000 worth of restricted shares of the Company’s common stock, or 84,746 shares, at a per share price equal to the market price of the Company’s common stock on the date immediately preceding the grant date. All of the restricted shares vest upon the expiration of the term of the Employment Agreement, subject to acceleration in the event of a Change in Control.

Robert H. Osbrink.

On November 9, 2004, the Company entered into a four-year employment agreement (the “Employment Agreement”), effective as of January 1, 2004, with Robert H. Osbrink, the Company’s President of Transaction Services. Pursuant to the terms of the Employment Agreement, Mr. Osbrink receives a base salary of no less than $400,000 per year, as well as annual performance based bonus compensation of up to 75% of base salary (subject to increase or decrease depending upon various criteria and metrics), but capped at 125% of his base salary. Mr. Osbrink is also entitled to participate in the Company’s long-term incentive compensation plan at a target of 65% of his base salary.

Mr. Osbrink is also entitled to participate in all benefit plans, including but not limited to, medical, dental, retirement, disability and all life insurance plans, that are generally made available by the Company to similarly situated executives. The Employment Agreement contains confidentiality, non-competition, no-raid, non-solicitation, non-disparagement and indemnification provisions and is terminable by the Company upon Mr. Osbrink’s death or disability or for Cause (as defined in the Employment Agreement), without any additional compensation other than what is accrued to Mr. Osbrink as of the date of any such termination.

In the event that Mr. Osbrink is terminated by the Company without Cause, or Mr. Osbrink terminates his employment agreement for Good Reason (as defined in the Employment Agreement), he is entitled to receive his base salary for twelve (12) months, payable in accordance with the Company’s normal payroll practices, plus reimbursement for COBRA payments until the earlier of twelve (12) months, or Mr. Osbrink obtaining health insurance from another source. The Company’s payment of any amounts to Mr. Osbrink upon his termination without Cause or for Good Reason is contingent upon his executing the Company’s then standard form of release.

In addition, in the event that Mr. Osbrink is terminated without Cause or resigns for Good Reason upon a Change in Control (as defined in the Employment Agreement) or within eighteen (18) months thereafter or six months prior to a Change of Control in contemplation thereof, Mr. Osbrink is entitled to receive two (2) times his base salary plus two (2) times his “applicable bonus” paid ratably over twelve (12) months. The Company’s payment of any amounts to Mr. Osbrink upon his termination upon a Change of Control is contingent upon his executing the Company’s then standard form of release.

On September 7, 2005, Mr. Osbrink and the Company agreed to an amendment of his employment agreement, increasing his annual performance based bonus compensation to up to 100% of base salary (subject to increase or decrease depending upon various criteria and metrics), which remains capped at 125% of his base salary.

In addition, pursuant to the amendment, the Company granted Mr. Osbrink $250,000 worth of restricted shares of the Company’s common stock, or 37,314 shares, at a per share price equal to $6.70, the market price of the Company’s common stock on the date immediately preceding the grant date. All of the restricted shares vest upon the expiration of the term of the Employment Agreement, subject to acceleration in the event of a Change in Control.

Shelby E. Sherard.

Effective October 10, 2005, Ms. Sherard and the Company entered into a three-year employment agreement (the “Employment Agreement”) pursuant to which Ms. Sherard serves as the Company’s Executive Vice President and Chief Financial Officer at an annual base salary of $200,000. In addition, Ms. Sherard is entitled to receive target bonus compensation of up to 50% of her base salary based upon annual performance goals to be established by the Compensation Committee of the Company. Ms. Sherard was also granted stock options to purchase 25,000 shares of the Company’s common stock which have a term of ten (10) years, are exercisable at $5.89 per share, and vest ratably over three years. Ms. Sherard is also entitled to participate in the Company’s Long Term Incentive Compensation Plan at a target of 65% of her base salary.

Ms. Sherard is also entitled to participate in the Company’s health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with her duties. The Employment Agreement contains confidentiality, non-competition, no raid, non-solicitation, non-disparagement and indemnification provisions and is terminable by the Company upon Ms. Sherard’s death or disability or for Cause (as defined in the Employment Agreement), without any additional compensation other than what has accrued to Ms. Sherard as of the date of any such termination.

In the event that Ms. Sherard is terminated without Cause, or if Ms. Sherard terminates the agreement for Good Reason (as defined in the Employment Agreement), Ms. Sherard is entitled to receive her annual base salary, payable in accordance with the Company’s customary payroll practices, for twelve months. The Company’s payment of any amounts to Ms. Sherard upon her termination without Cause or for Good Reason is contingent upon her executing the Company’s then standard form of release.

In addition, in the event that Ms. Sherard is terminated without Cause or resigns for Good Reason upon a Change in Control (as defined in the Employment Agreement) or within nine (9) months thereafter or six (6) months prior to a Change of Control, in contemplation thereof, Ms. Sherard is entitled to receive her base salary plus her applicable bonus paid ratably over twelve months in accordance with the Company’s customary payroll practices. In addition, upon a Change in Control, the vesting of all of Ms. Sherard’s stock options is accelerated. The Company’s payment of any amounts to Ms. Sherard upon her termination upon a Change of Control is contingent upon her executing the Company’s then standard form of release.

Brian D. Parker.

Mr. Parker resigned as the Chief Financial Officer of the Company in September 2005 and his employment agreement with the company (which is described below) was terminated effective as of January 16, 2006.

Effective September 30, 2003, Mr. Parker and the Company entered into a three-year employment agreement (the “Employment Agreement”) to serve as the Company’s Chief Financial Officer for an annual base salary of $324,000. In addition, Mr. Parker was entitled to receive target bonus compensation of up to 50% of base salary based upon the performance of Mr. Parker and the Company in accordance with goals to be established by the Chief Executive Officer of the Company in consultation with Mr. Parker. Mr. Parker was also granted 150,000 common stock purchase options, exercisable at $0.92 per share, of which 50,000 became exercisable on the date of grant, December 9, 2003, 50,000 became exercisable on December 9, 2004, and 50,000 became exercisable on December 9, 2005. The options had a term of ten (10) years. Mr. Parker was also entitled to participate in the Company’s health and other benefit plans generally afforded to executive employees and was reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties. The Employment Agreement contained confidentiality, non-competition and non-solicitation provisions and was terminable by the Company upon Mr. Parker’s death or disability, or for cause, without any additional compensation other than what is accrued to Mr. Parker as of the date of any such termination. Mr. Parker was also entitled to participate in the Company’s long term incentive compensation plan.

Long Term Incentive Compensation Plan.

In June 2005, the Compensation Committee of the Board of Directors adopted a Long Term Incentive Compensation Plan for executive employees of the Company. This plan provides for the payment of bonuses to certain executive employees of the Company if specified financial goals of the Company are achieved with respect to performance periods covering a rolling three calendar year period. Specified financial goals are revised each year by the Compensation Committee of the Board of Directors based upon what they believe to be appropriate financial goals for the Company’s executive officers for the applicable three-year periods. As of June 30, 2006, approximately $526,000 had been accrued under this plan, a portion, of which if earned, would be paid to executive officers no earlier than the first calendar quarter of 2007.

D.	Compensation Committee

The functions of the Compensation Committee are the approval of compensation arrangements for our executive officers, administration of certain stock option and other compensation plans, making recommendations to the Board regarding the adoption of equity compensation plans in which directors and officers are eligible to participate and the award of long term cash and equity incentives to our officers. The Compensation Committee is to be composed of at least two members of the Board, each of whom is determined by the Board to be independent in accordance with the NYSE listing requirements and any applicable rules of the SEC. The current members of the Compensation Committee are Robert J. McLaughlin, Chairman, R. David Anacker and Rodger D. Young, all of whom the Board has determined to be independent and none of whom have been officers or employees of the company. The Compensation Committee held four meetings in fiscal 2006. The Compensation Committee operates under a written charter adopted by the Board and revised effective July 6, 2006, which is available on the Company’s website at www.grubb-ellis.com and printed copies of which may be obtained upon request by contacting Investor Relations, Grubb & Ellis Company, 500 West Monroe Street, Suite 2800, Chicago, Illinois 60661.

E.	Compensation Committee Report on Executive Compensation

The following Compensation Report and the section entitled, “Grubb & Ellis Stock Performance” are not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the 1933 Act or the Exchange Act.

The committee has developed and implemented compensation policies, plans and programs which seek to reward achievement of positive financial results for the Company, and in doing so enhance stockholder value.

In order to attract and retain outstanding executives with the potential to contribute significantly to the success of the Company, our policies have sought to compensate executives commensurate with executives of equivalent-sized firms in terms of revenues and with similar responsibilities, but not necessarily the Peer Group companies referred to below under “Grubb & Ellis Stock Performance.”

The compensation programs of Mark E. Rose, Maureen A. Ehrenberg, Robert H. Osbrink and Shelby E. Sherard are described in “Employment Contracts and Compensation Arrangements” above. In approving the compensation terms of their employment agreements including bonus compensation, we took into consideration our knowledge of competitive compensation programs for executive officers and their level of responsibility and expectations of future performance.

Base salaries and target percentages of salaries applicable for bonus compensation were approved based on the input from the Human Resources Department, and on our knowledge of competitive salaries as described above and, as applicable, our judgment about the executives’ individual past performance, expectations of future performance, and most importantly, level of responsibilities. Bonuses were earned based upon a number of factors including achievement of annual targeted levels of Company-wide, and applicable business unit, EBIT and personal objectives. No one factor was a prerequisite to receiving the bonus.

Stock options, restricted stock, and long term incentive programs are designed to align the interests of executives with those of stockholders, and further the growth, development and financial success of the Company. The Board believes that granting equity incentives to our management helps retain and motivate management. In recommending grants under these programs by the Board, the Committee takes into account the scope of responsibility, the performance requirements and anticipated contributions to the Company of each proposed optionee. Our decision to recommend the award of equity incentives at the time of hiring, entering into employment contracts or promotion is based upon the circumstances of each situation, including the level of responsibility of the executive. The exercise price of each option granted is set at fair market value at the date of grant, which represent ongoing incentives to contribute to the Company. The restricted stock, options and incentive compensation awards vest over three years. We determine the recommended number of shares given to each executive, primarily based upon the executive’s level of responsibility and the number and price of options then held by the executive.

THE COMPENSATION COMMITTEE

Robert J. McLaughlin, Chair
R. David Anacker
Rodger D. Young

F.	Code of Ethics

The Company has adopted, and revised effective July 6, 2006, a code of business conduct and ethics that applies to all of the Company’s directors, officers, employees and independent contractors, including the Company’s principal executive officer, principal financial officer and controller and complies with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE listing requirements. The Company’s code of business conduct and ethics is designed to deter wrongdoing, and to promote, among other things, honest and ethical conduct, full, timely, accurate and clear public disclosures, compliance with all applicable laws, rules and regulations, the prompt internal reporting of violations of the code, and accountability. In addition, the Company maintains an Ethics Hotline with an outside service provider in order to assure compliance with the so-called “whistle blower” provisions of the Sarbanes Oxley Act of 2002. This toll-free hotline and confidential web-site provide officers, employees and independent contractors with a means by which issues can be communicated to management on a confidential basis. A copy of the Company’s Code of Business Conduct and Ethics is available on the company’s website at www.grubb-ellis.com and upon request and without charge by contacting Investor Relations, Grubb & Ellis Company, 500 W. Monroe Street, Suite 2800, Chicago, IL 60661.

G.	Grubb & Ellis Stock Performance

The following graph shows a five-year comparison of cumulative total stockholder return on our common stock against the cumulative total return on the S&P 500 Stock Index, and two peer groups of the Company (“Old Peer Group” and “New Peer Group”). The comparison assumes $100 was invested on June 30, 2001 in each of the foregoing and that all dividends, if any, were reinvested.

Method of Selection of Peer Groups

New Peer Group—We believe that the following commercial real estate firms have been our primary, nationwide competitors having publicly-traded stock: CB Richard Ellis Services, Inc. (“CBG”); Jones Lang LaSalle Incorporated (“JLL”); and Trammell Crow Company (“TC”). These competitors, along with the Company, comprise the New Peer Group in the below performance graph. Note that CBG ceased having publicly traded equity in July 2001, and its performance has been included in the New Peer Group only since June, 2004, when they again commenced public trading.

Old Peer Group—In addition to the Company, JLL and TC, the Old Peer Group included other public companies within the real estate services industry. These other firms included Homelife, Inc.; Kennedy-Wilson, Inc.; Most Home Corporation; and Why USA Financial Group, Inc, some of which did not have a five-year stock history. Also, since the average Peer Group returns are weighted based on relative market capitalization, less than 10% of the Old Peer Group’s returns are attributable to these companies. We decided to exclude these firms from our New Peer Group due to their lack of trading history and relatively insignificant contribution to the performance graph, especially in light of the inclusion of CBG within the New Peer Group.

We have excluded from both Peer Groups those firms whose primary business is not real estate transactional, referral or management business, such as firms whose business is primarily real estate investment (e.g., real estate investment trusts).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG GRUBB & ELLIS COMPANY, THE S & P 500 INDEX,
A NEW PEER GROUP AND AN OLD PEER GROUP

*	$100 invested on 6/30/01 in stock or index-including reinvestment of dividends.

Fiscal year ending June 30.

Copyright 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

RELATED PARTY TRANSACTIONS

The following are descriptions of certain transactions and business relationships between the Company and our directors, executive officers, and principal stockholders. On a quarterly basis, the Audit Committee reviews information about transactions involving Archon Group, L.P., an affiliate of GS Group (“Archon”), and its affiliates, and the Kojaian Investors and their affiliates, as described below, compared to transactions with other parties, and makes an independent recommendation to the Board as to the benefit to stockholders from such transactions.

Grubb & Ellis Realty Advisors, Inc.

On October 21, 2005, Grubb & Ellis Realty Advisors, Inc. (“Realty Advisors”), an affiliate of the Company, filed a registration statement with the SEC with respect to its initial public offering, which was declared effective on March 3, 2006. Realty Advisors is a special purpose acquisition company organized by the Company to acquire one or more United States commercial real estate properties and/or assets, principally industrial and office properties. Realty Advisors sold 23,958,334 units in its initial public offering at a price of $6.00 per unit, each unit consisting of one share of common stock and two warrants. The public offering was underwritten on a firm commitment basis by Deutsche Bank Securities Inc. and Realty Advisors raised gross proceeds of approximately $143.75 million before offering expenses. Of the units sold, 1,666,667 units, for an aggregate price of $10.0 million, were sold to Kojaian Holdings, L.L.C., an entity affiliated with C. Michael Kojaian, the Company’s Chairman of the Board and also the Chairman of the Board of Realty Advisors. Mark Rose, the Chief Executive Officer of the Company, is also a director of Realty Advisors.

The Company provided Realty Advisors with initial equity capital of $2.5 million for 5,876,069 shares of common stock and, as of the completion of the offering, the Company owned approximately 19% of the outstanding common stock of Realty Advisors. Pursuant to an agreement with Deutsche Bank Securities Inc., the Company also agreed to purchase, during the period commencing May 3, 2006 and continuing through June 28, 2006 and to the extent available, in the public marketplace, up to $3.5 million of Realty Advisors’ warrants in the open market if the public price per warrant was $0.70 or less. The Company agreed to purchase such warrants pursuant to an agreement in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through an independent broker-dealer registered under Section 15 of the Exchange Act that did not participate in Realty Advisors’ public offering. In addition, the Company further agreed that any such warrants purchased by it would not be sold or transferred until the completion of a business combination. On June 28, 2006, the Company agreed to a sixty-day extension of this agreement, through August 27, 2006. As of June 30, 2006, the Company had increased its investment in Realty Advisors through the purchase of approximately 395,000 warrants for an aggregate purchase price of approximately $236,000, or approximately $0.60 per warrant, excluding commissions of approximately $16,000. Pursuant to the extension of this agreement, the Company purchased approximately 4.2 million additional warrants of Realty Advisors through August 27, 2006, for an aggregate purchase price of approximately $1.9 million, or approximately $0.46 per warrant, excluding commissions of approximately $170,000.

In the event Realty Advisors does not complete an initial business combination prior to September 2007 (subject to extension to March 2008 if Realty Advisors has entered into a letter of intent or an agreement in principal) having a value of at least 80% or Realty Advisors’ net assets at the time of the business combination, Realty Advisors will liquidate and dissolve. The Company has waived its right to receive any proceeds in any such liquidation and dissolution. In the event, the liquidation does occur, the Company will lose its entire investment in the common stock and warrants of Realty Advisors.

As consideration for serving as initial directors to Realty Advisors, the Company transferred 41,670 shares of Realty Advisors’ common stock from the Company’s initial investment to each of the initial directors of Realty Advisors, including Messrs. Kojaian and Rose.

All of the officers of Realty Advisors are also officers of the Company. The officers and directors of Realty Advisors will not initially receive compensation from Realty Advisors (other than the Realty Advisors shares transferred to the initial directors by the Company).

The Company has agreed that, commencing on February 27, 2006 and continuing through the consummation of an initial business combination or liquidation by Realty Advisors, the Company will make available to Realty Advisors office space, utilities and secretarial support for general and administrative purposes as Realty Advisors may require from time to time. Realty Advisors has agreed to pay the Company $7,500 per month for these services. During the 2006 fiscal year, Realty Advisors paid the Company $30,000 for such services.

Realty Advisors has entered into a Master Agreement for Services (“MSA”) with the Company, whereby the Company will serve as the exclusive agent with respect to commercial real estate brokerage and consulting services relating to real property acquisitions, dispositions as well as agency leasing. The initial term of the MSA is five years and is cancelable based on certain conditions as defined. Realty Advisors also entered into a Property Management Agreement (“PMA”) with the Company’s wholly owned subsidiary, Grubb & Ellis Management Services (“GEMS”), whereby GEMS will serve as sole exclusive managing agent for all real property acquired. The initial term of the PMA is 12 months and will automatically renew unless notice is given within 30 days prior to the end of the term. Either party can terminate with 60 days notice and based on various conditions as defined within the PMA. Finally, Realty Advisors has entered into a Master Agreement for Project Management Services with GEMS. The Project Management Agreement contains a 60-day cancellation provision by either party.

Exchange of Preferred Stock.

In May 2002, the Company entered into a securities purchase agreement with Kojaian Ventures, L.L.C. (“KV”), an affiliate of the Chairman of the Board of Directors, which ultimately provided for the issuance of 11,725 shares of Series A Preferred Stock, having a per share stated value of $1,000. These shares of Series A Preferred Stock were exchanged for a like number of shares of Series A-1 Preferred Stock (the “New Preferred Stock”) in December 2004, also with a per share stated value of $1,000.

In July 2006, KV exchanged all 11,725 issued and outstanding shares of the Company’s New Preferred Stock for (i) 11,173,925 shares of the Company’s common stock, which is the common stock equivalent that the holder of the New Preferred Stock is entitled to receive upon liquidation, merger, consolidation, sale or change of control of the Company, and (ii) a payment by the Company of $10,056,532.50 (or $0.90 per newly issued share of common stock). Simultaneously with the exchange of New Preferred Stock for newly issued common stock, KV was the selling stockholder of 5 million shares of common stock pursuant to the Company’s Registration Statement on Form S-1, filed on June 29, 2006.

Other Related Party Transactions.

We believe that the fees and commissions paid to and by the Company as described below were comparable to those that would have been paid to or received from unaffiliated third parties.

Archon, a principal stockholder of the Company prior to March 31, 2006, is engaged in the asset management business, and performs asset management services for various parties. During the period in the 2006 fiscal year in which it was an affiliate of the Company, Archon and its affiliates and portfolio property owners paid the Company and its subsidiaries the following approximate amounts in connection with real estate services rendered to Archon and its portfolio properties: $854,000 in management fees, which include reimbursed salaries, wages and benefits of $626,000; $871,000 in real estate sale and leasing commissions; and $52,000 in fees for other real estate and business services. The Company also paid asset management fees to Archon’s affiliates of approximately $9,000 related to properties the Company manages in their behalf. In addition, Archon, its affiliates and portfolio property owners were involved in six transactions as a lessee/buyer during the 2006 fiscal year, for which the company received real estate commissions of approximately $579,000 from the landlord/seller.

Kojaian Management Corporation and its various affiliated portfolio companies (collectively, “KMC”) are affiliated with the Company’s Chairman of the Board, C. Michael Kojaian. KMC is engaged in the business of investing in and managing real property both for its own account and for third parties. During the 2006 fiscal year, KMC and its portfolio companies paid the Company and its subsidiaries the following approximate amounts in connection with real estate services rendered: $8,587,000 for management services, which include reimbursed salaries, wages and benefits of $3,532,000; $724,000 in real estate sale and leasing commissions; and $41,000 for other real estate and business services. The Company also paid KMC approximately $2,874,000, which reflected fees paid by KMC’s asset management clients for asset management services performed by KMC, but for which the Company billed the clients. In addition, KMC and its portfolio companies were involved in two transactions as a lessee during the 2006 fiscal year, for which the Company received real estate commissions of approximately $15,000 from the landlord. In August 2002, the Company entered into an office lease with a landlord related to KMC, providing for an annual average base rent of $365,400 over the ten-year term of the lease.

In fiscal year 2006, the Company incurred $27,000 in legal fees on behalf of Mr. Kojaian and Kojaian Ventures, LLC in connection with a lawsuit in which the company indemnified them pursuant to contractual indemnification obligations.

This concludes our proxy statement. We hope that you found it informative and look forward to seeing you at our Annual Meeting.

BY ORDER OF THE BOARD
OF DIRECTORS

Robert Z. Slaughter
Corporate Secretary

APPENDIX A

GRUBB & ELLIS COMPANY

2006 OMNIBUS EQUITY PLAN

I.	PURPOSE	A-1
II.	DEFINITIONS	A-2
	A. Affiliate	A-2
	B. Award	A-2
	C. Award Agreement	A-2
	D. Board	A-2
	E. Cash Award	A-2
	F. Change in Control	A-2
	G. Code	A-3
	H. Committee	A-3
	I. Common Stock	A-3
	J. Company	A-3
	K. Disability or Disabled	A-3
	L. Dividend Equivalent	A-3
	M. Eligible Employee	A-3
	N. Exchange Act	A-3
	O. Fair Market Value	A-3
	P. Formula Restricted Stock	A-4
	Q. Incentive Option	A-4
	R. Key Non-Employee	A-4
	S. Non-Affiliated Board Member	A-4
	T. Nonstatutory Option	A-4
	U. Option	A-4
	V. Other Stock-Based Award	A-4
	W. Participant	A-4
	X. Performance Award	A-4
	Y. Plan	A-4
	Z. Restricted Stock	A-4
	AA. Right	A-5
	BB. Shares	A-5
III.	SHARES SUBJECT TO THE PLAN	A-5
IV.	ADMINISTRATION OF THE PLAN	A-5
V.	ELIGIBILITY FOR PARTICIPATION	A-7
VI.	AWARDS UNDER THIS PLAN	A-7
	A. Incentive Option	A-7
	B. Nonstatutory Option	A-7
	C. Formula Restricted Stock	A-7

A-i

	D. Restricted Stock	A-7
	E. Stock Appreciation Right	A-8
	F. Dividend Equivalents	A-8
	G. Other Stock-Based Awards	A-8
	H. Performance Awards	A-8
	I. Cash Awards	A-8
VII.	TERMS AND CONDITIONS OF INCENTIVE OPTIONS AND NONSTATUTORY OPTIONS	A-8
	A. Option Price	A-8
	B. Number of Shares	A-9
	C. Term of Option	A-9
	D. Date of Exercise	A-9
	E. Medium of Payment	A-9
	F. Termination of Employment	A-9
	G. Total and Permanent Disability	A-11
	H. Death	A-11
	I. Exercise of Option and Issuance of Stock	A-11
	J. Rights as a Stockholder	A-12
	K. Assignability and Transferability of Option	A-12
	L. Other Provisions	A-12
	M. Purchase for Investment	A-12
VIII.	FORMULA RESTRICTED STOCK	A-13
IX.	TERMS AND CONDITIONS OF RESTRICTED STOCK	A-14
X.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS	A-15
XI.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENTS	A-16
XII.	TERMS AND CONDITIONS OF OTHER STOCK BASED AWARDS	A-16
XIII.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS	A-16
XIV.	TERMS AND CONDITIONS OF CASH AWARDS	A-18
XV.	TERMINATION OF EMPLOYMENT OR SERVICE	A-18
	A. Retirement under a Company or Affiliate Retirement Plan	A-18
	B. Termination in the Best Interests of the Company or an Affiliate	A-19
	C. Death or Disability of a Participant	A-19
XVI.	CANCELLATION AND RESCISSION OF AWARDS	A-19
XVII.	PAYMENT OF RESTRICTED STOCK, RIGHTS, OTHER STOCK-BASED AWARDS, PERFORMANCE AWARDS AND CASH AWARDS	A-20
XVIII.	WITHHOLDING	A-20
XIX.	SAVINGS CLAUSE	A-20
XX.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS	A-20
XXI.	DISSOLUTION OR LIQUIDATION OF THE COMPANY	A-21

A-ii

XXII.	TERMINATION OF THE PLAN	A-21
XXIII.	AMENDMENT OF THE PLAN	A-22
XXIV.	EMPLOYMENT RELATIONSHIP	A-22
XXV.	INDEMNIFICATION OF COMMITTEE	A-22
XXVI.	UNFUNDED PLAN	A-22
XXVII.	MITIGATION OF EXCISE TAX	A-23
XXVIII.	EFFECTIVE DATE	A-23
XXIX.	FOREIGN JURISDICTIONS	A-23
XXX.	GOVERNING LAW	A-23

A-iii

GRUBB & ELLIS COMPANY
2006 OMNIBUS EQUITY PLAN

I.  Purpose

The Grubb & Ellis Company 2006 Omnibus Equity Plan is adopted by the Board on September 25, 2006, subject to approval by the stockholders of the Company. The Plan is an amendment, restatement and consolidation of the following plans previously adopted by the Company: the 1990 Amended and Restated Stock Option Plan; the 1993 Stock Option Plan for Outside Directors; the 1998 Stock Option Plan; the 2000 Stock Option Plan; and the 2005 Restricted Share Program (for Non-Affiliated Board Members) (collectively, the foregoing plans are referred to herein as the “Prior Plans”). The Plan also reflects certain administrative changes to the Prior Plans.

The Plan is designed to attract, retain and motivate selected Eligible Employees and Key Non-Employees of the Company and its Affiliates, and reward them for making major contributions to the success of the Company and its Affiliates. These objectives are accomplished by making long-term incentive awards under the Plan that will offer Participants an opportunity to have a greater proprietary interest in, and closer identity with, the Company and its Affiliates and their financial success.

The Awards may consist of:

1.  Incentive Options;

2.  Nonstatutory Options;

3.  Formula Restricted Stock;

4.  Restricted Stock;

5.  Rights;

6.  Dividend Equivalents;

7.  Other Stock-Based Awards;

8.  Performance Awards; or

9.  Cash Awards;

or any combination of the foregoing, as the Committee may determine.

The Plan is intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code to the extent deemed appropriate by the Committee. The Plan and the grant of Awards hereunder are expressly conditioned upon the Plan’s approval by the stockholders of the Company. If such approval is not obtained, then this Plan and all Awards hereunder shall be null and void ab initio.

The amendment and restatement of the Prior Plans shall not in anyway affect the rights of individuals who participated in the Prior Plans in accordance with their provisions. All matters relating to the number of Options or Shares of Restricted Stock to which such individuals may be entitled based upon events occurring prior to the adoption of this Plan, and to the applicable term of any Award granted under the Prior Plans shall be determined in accordance with the applicable provisions of the Prior Plans. No provisions of this Plan are intended to result in a modification to any Awards previously granted under the Prior Plans in a manner that would result in such Award becoming subject to the requirements of Section 409A of the Code.

II. Definitions

A.  Affiliate means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated association or other entity (other than the Company) that, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

B.  Award means the grant to any Eligible Employee or Key Non-Employee of any form of Option, Restricted Stock, Right, Dividend Equivalent, Other Stock-Based Award, Performance Award or Cash Award, whether granted singly, in combination or in tandem, and pursuant to such terms, conditions, and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

C.  Award Agreement means a written agreement entered into between the Company and a Participant under which an Award is granted and which sets forth the terms, conditions, and limitations applicable to the Award.

D.  Board means the Board of Directors of the Company.

E.  Cash Award means an Award of cash, subject to the requirements of Article XIV and such other restrictions as the Committee deems appropriate or desirable.

F.  Change in Control means and shall occur upon: (a) the acquisition by any person, entity or group (other than a Current Investor, an Affiliate of a Current Investor, the Company or an Affiliate of the Company) in one or more transactions, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 50% or more of the Voting Stock of the Company; (b) the completion by any person, entity or group (other than a Current Investor, an Affiliate of a Current Investor, the Company or an Affiliate of the Company) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of the Company; (c) the effective time of (1) a merger or consolidation of the Company with one or more corporations (other than a corporation or corporations in which at least 50% the Voting Stock is beneficially owned by a Current Investor or an Affiliate of a Current Investor) as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation directly or indirectly hold less than 50% of the Voting Stock of the surviving or resulting corporation or (2) a transfer of all or substantially all of the property or assets of the Company (other than to an entity in which a Current Investor, an Affiliate of a Current Investor, the Company or an Affiliate of the Company owns at least 50% of the Voting Stock); (d) individuals who constitute the Board as of the effective date of the adoption of this Plan (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board (provided, however, that any individual becoming a director subsequent to such date whose appointment or election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding for this purpose any such individual whose initial election or appointment to the Board occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board); or (e) a complete liquidation of the Company. For purposes of this definition of Change in Control: (i) “Current Investor” shall mean any stockholder of the Company, who or that, as of the effective date of the adoption of this Plan, either alone or together with their or its Affiliates beneficially owns 33 1/3% or more of the outstanding Voting Stock of the Company. (ii) “Affiliate” shall have the meaning given to such term in Rule 405 under the Securities Act of 1933, as amended. (iii) “Voting Stock” shall mean the outstanding capital stock or equity interests of any entity that are entitled to vote for the election of directors of such entity.

G.  Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

H.  Committee means the committee to which the Board delegates the power to act under or pursuant to the provisions of the Plan, or the Board if no committee is selected. If the Board delegates powers to a committee, and if the Company is or becomes subject to Section 16 of the Exchange Act, then, if necessary for compliance therewith, such committee shall consist initially of not less than two (2) members of the Board, each member of which must be a “non-employee director,” within the meaning of the applicable rules promulgated pursuant to the Exchange Act. If the Company is or becomes subject to Section 16 of the Exchange Act, no member of the Committee shall receive any Award pursuant to the Plan or any similar plan of the Company or any Affiliate while serving on the Committee, unless the Board determines that the grant of such an Award satisfies the then current Rule 16b-3 requirements under the Exchange Act. Notwithstanding anything herein to the contrary, and insofar as the Board determines that it is desirable in order for compensation recognized by Participants pursuant to the Plan to be fully deductible to the Company for federal income tax purposes, each member of the Committee also shall be an “outside director” (as defined in regulations or other guidance issued by the Internal Revenue Service under Code Section 162(m)).

I.  Common Stock means the common stock of the Company.

J.  Company means Grubb & Ellis Company, a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed, or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

K.  Disability or Disabled means a permanent and total disability as defined in Section 22(e)(3) of the Code.

L.  Dividend Equivalent means an Award subject to the requirements of Article XI.

M.  Eligible Employee means an employee of the Company or of an Affiliate who is designated by the Committee as being eligible to be granted one or more Awards under the Plan.

N.  Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto. References to any provision of the Exchange Act shall be deemed to include rules promulgated thereunder and successor provisions and rules thereto.

O.  Fair Market Value means, if the Shares are listed on any national securities exchange, the closing sales price, if any, on the largest such exchange on the valuation date, or, if none, on the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date. If the

Shares are not then listed on any such exchange, the fair market value of such Shares shall be the closing sales price if such is reported, or otherwise the mean between the closing “Bid” and the closing “Ask” prices, if any, as reported in the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) for the valuation date, or if none, on the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date. If the Shares are not then either listed on any such exchange or quoted in NASDAQ, or there has been no trade date within such thirty (30) day period, the fair market value shall be the mean between the average of the “Bid” and the average of the “Ask” prices, if any, as reported in the National Daily Quotation System for the valuation date, or, if none, for the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date. If the fair market value cannot be determined under the preceding three sentences, it shall be determined in good faith by the Committee.

P.  Formula Restricted Stock means an Award made in Common Stock to a Non-Affiliated Board Member in accordance with and subject to the requirements of Article VIII.

Q.  Incentive Option means an Option that, when granted, is intended to be an “incentive stock option,” as defined in Section 422 of the Code.

R.  Key Non-Employee means a Non-Affiliated Board Member, independent contractor or other consultant or advisor of the Company or of an Affiliate who is designated by the Committee as being eligible to be granted one or more Awards under the Plan.

S.  Non-Affiliated Board Member means a director of the Company who is neither an employee of the Company or any of its Affiliates, nor otherwise affiliated with the Company other than as a director. For purposes of the Plan, a Non-Affiliated Board Member shall be deemed to include the employer or other designee of such Non-Affiliated Board Member, if the Non-Affiliated Board Member is required, as a condition of his or her employment, to provide that any Award granted hereunder be made to the employer or other designee.

T.  Nonstatutory Option means an Option that, when granted, is not intended to be an “incentive stock option,” as defined in Section 422 of the Code, or that subsequently fails to comply with the requirements of Section 422 of the Code.

U.  Option means a right or option to purchase Common Stock, including Restricted Stock if the Committee so determines.

V.  Other Stock-Based Award means a grant or sale of Common Stock that is valued in whole or in part based upon the Fair Market Value of Common Stock.

W.  Participant means an Eligible Employee or Key Non-Employee to whom one or more Awards are granted under the Plan.

X.  Performance Award means an Award subject to the requirements of Article XIII, and such performance conditions as the Committee deems appropriate or desirable.

Y.  Plan means the Grubb & Ellis Company 2006 Omnibus Equity Plan, as amended from time to time.

Z.  Restricted Stock means an Award made in Common Stock or denominated in units of Common Stock and delivered under the Plan, subject to the requirements of Article IX, such other restrictions as the Committee deems appropriate or desirable, and as awarded in accordance with the terms of the Plan.

AA. Right means a stock appreciation right delivered under the Plan, subject to the requirements of Article X and as awarded in accordance with the terms of the Plan.

BB. Shares means the following shares of the capital stock of the Company as to which Options or Restricted Stock have been or may be granted under the Plan and upon which Rights, units of Restricted Stock or Other Stock-Based Awards may be based: treasury or authorized but unissued Common Stock, $.01 par value, of the Company, or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Article XX of the Plan.

III.	Shares Subject to the Plan

The aggregate number of Shares as to which Awards may be granted from time to time shall be Four Million Seven Hundred Eighty Thousand Two Hundred Twenty Three (4,780,223) Shares (subject to adjustment for stock splits, stock dividends, and other adjustments described in Article XX hereof). The aggregate number of Shares as to which Incentive Options may be granted from time to time shall be Three Million (3,000,000) Shares (subject to adjustment for stock splits, stock dividends and other adjustments described in Article VI hereof). Notwithstanding anything herein to the contrary, no Award of Formula Restricted Stock may be made from the pool of Shares identified pursuant to this Article III. All Awards of Formula Restricted Stock shall be made from Shares to be made available outside of the Plan. All other terms of the Formula Restricted Stock Awards shall be governed by the terms of the Plan.

In accordance with Code Section 162(m), if applicable, the aggregate number of Shares as to which Awards may be granted in any one calendar year to any one Eligible Employee shall not exceed Five Hundred Thousand (500,000) Shares (subject to adjustment for stock splits, stock dividends, and other adjustments described in Article XX hereof).

From time to time, the Committee and/or appropriate officers of the Company shall take whatever actions are necessary to file required documents with governmental authorities and/or stock exchanges so as to make Shares available for issuance pursuant to the Plan. Shares subject to Awards (and shares that are subject to awards under the Prior Plans) that are forfeited, terminated, expire unexercised, canceled by agreement of the Company and the Participant (whether for the purpose of repricing such Awards or otherwise), settled in cash in lieu of Common Stock or in such manner that all or some of the Shares covered by such Awards are not issued to a Participant (or, if issued to the Participant, are returned to the Company by the Participant pursuant to a right of repurchase or right of first refusal exercised by the Company), or are exchanged for Awards that do not involve Common Stock, shall immediately become available for Awards. In addition, if the exercise price of any Award is satisfied by tendering Shares to the Company (by actual delivery or attestation), only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for Awards. Awards payable in cash shall not reduce the number of Shares available for Awards under the Plan.

IV.	Administration of the Plan

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum at any meeting thereof (including by telephone conference) and the acts of a majority of the members present, or acts approved in writing by a majority of the entire Committee without a meeting, shall be the acts of the Committee for purposes of this Plan. The Committee may authorize one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee. A member of the Committee shall not exercise any discretion respecting himself or herself under the Plan. The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member. Any member of the Committee may resign upon notice to the Board. The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines. Subject to the provisions of the Plan, the Committee is authorized to:

A.	Interpret the provisions of the Plan and any Award or Award Agreement, and make all rules and determinations that it deems necessary or advisable to the administration of the Plan;

B.	Determine which employees of the Company or an Affiliate shall be designated as Eligible Employees and which of the Eligible Employees shall be granted Awards;

C.	Determine the Key Non-Employees to whom Awards, other than Incentive Options and Performance Awards for which Key Non-Employees shall not be eligible, shall be granted;

D.	Determine whether an Option to be granted shall be an Incentive Option or Nonstatutory Option;

E.	Determine the number of Shares for which an Option, Restricted Stock or Other Stock-Based Award shall be granted;

F.	Determine the number of Rights, the Cash Award or the Performance Award to be granted;

G.	Provide for the acceleration of the right to exercise any Award; and

H.	Specify the terms, conditions, and limitations upon which Awards may be granted;

provided, however, that with respect to Incentive Options, all such interpretations, rules, determinations, terms, and conditions shall be made and prescribed in the context of preserving the tax status of the Incentive Options as “incentive stock options” within the meaning of Section 422 of the Code.

If permitted by applicable law, and in accordance with any such law, the Committee may delegate to the chief executive officer and to other senior officers of the Company or its Affiliates its duties under the Plan pursuant to such conditions or limitations as the Committee may establish, except that only the Committee may select, and grant Awards to, Participants who are subject to Section 16 of the Exchange Act. All determinations of the Committee shall be made by a majority of its members. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

The Committee shall have the authority at any time to cancel Awards for reasonable cause and/or to provide for the conditions and circumstances under which Awards shall be forfeited.

Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award, may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or any Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants. No determination shall be subject to de novo review if challenged in court.

V.	Eligibility for Participation

Awards may be granted under this Plan only to Eligible Employees and Key Non-Employees of the Company or its Affiliates. The foregoing notwithstanding, each Participant receiving an Incentive Option must be an Eligible Employee of the Company or of an Affiliate at the time the Incentive Option is granted.

The Committee may, at any time and from time to time, grant one or more Awards to one or more Eligible Employees or Key Non-Employees and may designate the number of Shares, if applicable, to be subject to each Award so granted, provided, however that no Incentive Option shall be granted after the expiration of ten (10) years from the earlier of the date of the adoption of the Plan by the Company or the approval of the Plan by the stockholders of the Company, and provided further, that the Fair Market Value of the Shares (determined at the time the Option is granted) as to which Incentive Options are exercisable for the first time by any Eligible Employee during any single calendar year (under the Plan and under any other incentive stock option plan of the Company or an Affiliate) shall not exceed One Hundred Thousand Dollars ($100,000). To the extent that the Fair Market Value of such Shares exceeds One Hundred Thousand Dollars ($100,000), the Shares subject to Option in excess of One Hundred Thousand Dollars ($100,000) shall, without further action by the Committee, automatically be converted to Nonstatutory Options.

Notwithstanding any of the foregoing provisions, (i) the Committee may authorize the grant of an Award to a person not then in the employ of, or engaged by, the Company or of an Affiliate, conditioned upon such person becoming eligible to be granted an Award at or prior to the execution of the Award Agreement evidencing the actual grant of such Award; and (ii) if the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, then the Committee may not authorize the grant of an Award under this Plan to a person who resides in the State of California.

VI.	Awards Under This Plan

As the Committee may determine, the following types of Awards may be granted under the Plan on a stand-alone, combination or tandem basis:

A.	Incentive Option. An Award in the form of an Option that shall comply with the requirements of Section 422 of the Code. Subject to adjustments in accordance with the provisions of Article XX, the aggregate number of Shares that may be subject to Incentive Options under the Plan shall not exceed Three Million (3,000,000).

B.	Nonstatutory Option. An Award in the form of an Option that shall not be intended to, or has otherwise failed to, comply with the requirements of Section 422 of the Code.

C.	Formula Restricted Stock. An annual Award made to a Non-Affiliated Board Member in Common Stock, subject to such restrictions and conditions as set forth herein.

D.	Restricted Stock. An Award made to a Participant in Common Stock or denominated in units of Common Stock, subject to future service and/or such other restrictions and conditions as may be established by the Committee, and as set forth in the Award Agreement, including but not limited to continuous service with the Company or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates, and/or other measurements of Company or Affiliate performance.

E.	Stock Appreciation Right. An Award in the form of a Right to receive the excess of the Fair Market Value of a Share on the date the Right is exercised over the Fair Market Value of a Share on the date the Right was granted.

F.	Dividend Equivalents. An Award in the form of, and based upon the value of, dividends of Shares.

G.	Other Stock-Based Awards. An Award made to a Participant in the form of Shares that are valued in whole or in part by reference to, or are otherwise based upon, the Fair Market Value of Shares.

H.	Performance Awards. An Award made to a Participant that is subject to performance conditions specified by the Committee, including, but not limited to, continuous service with the Company and/or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates, and/or other measurements of Company or Affiliate performance.

I.	Cash Awards. An Award made to a Participant and denominated in cash, with the eventual payment subject to future service and/or such other restrictions and conditions as may be established by the Committee, and as set forth in the Award Agreement.

Each Award under the Plan shall be evidenced by an Award Agreement. Delivery of an Award Agreement to each Participant shall constitute an agreement between the Company and the Participant as to the terms and conditions of the Award.

VII.	Terms and Conditions of Incentive Options and Nonstatutory Options

Each Option shall be set forth in an Award Agreement, duly executed on behalf of the Company in favor of the Participant to whom such Option is granted. Except for the setting of the Option price under Paragraph A, no Option shall be granted and no purported grant of any Option shall be effective until such Award Agreement shall have been duly executed on behalf of the Company. Each such Award Agreement shall be subject to at least the following terms and conditions:

A.	Option Price. The purchase price of the Shares covered by each Option granted under the Plan shall be determined by the Committee. The Option price per share of the Shares covered by each Nonstatutory Option shall be at such amount as may be determined by the Committee in its sole discretion on the date of the grant of the Option. In the case of an Incentive Option, if the Participant owns directly or by reason of the applicable attribution rules ten percent (10%) or less of the total combined voting power of all classes of stock of the Company, the Option price per share of the Shares covered by each Incentive Option shall be not less than the Fair Market Value of the Shares on the date of the grant of the Incentive Option. In all other cases of Incentive Options, the Option price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

B.	Number of Shares. Each Option shall state the number of Shares to which it pertains.

C.	Term of Option. Each Incentive Option shall terminate not more than ten (10) years from the date of the grant thereof, or at such earlier time as the Award Agreement may provide, and shall be subject to earlier termination as herein provided, except that if the Option price is required under Paragraph A of this Article VII to be at least one hundred ten percent (110%) of Fair Market Value, each such Incentive Option shall terminate not more than five (5) years from the date of the grant thereof, and shall be subject to earlier termination as herein provided. The Committee shall determine the time at which a Nonstatutory Option shall terminate. Notwithstanding anything herein to the contrary, Options granted under the Prior Plans prior to the adoption of this Plan shall terminate in accordance with the terms of the applicable Prior Plans and/or Award Agreement pursuant to which the Option was granted.

D.	Date of Exercise. Unless otherwise determined by the Committee at the time of the grant of an Option, Options granted hereunder shall become exercisable in substantially equal annual installments over a period of three (3) years. The foregoing notwithstanding, upon the authorization of the grant of an Option, or at any time thereafter, the Committee may, subject to the provisions of Paragraph C of this Article VII, prescribe such other date or dates on which the Option becomes exercisable, and may provide that the Option becomes exercisable in installments over a period of years, and/or upon the attainment of stated goals. Unless the Committee otherwise provides in writing, the date or dates on which the Option becomes exercisable shall be tolled during any unpaid leave of absence. It is expressly understood that Options hereunder shall, unless otherwise provided for in writing by the Committee, be granted in contemplation of, and earned by the Participant through the completion of, future employment or service with the Company.

E.	Medium of Payment. The Option price shall be payable upon the exercise of the Option, as set forth in Paragraph I. It shall be payable in such form (permitted by Section 422 of the Code in the case of Incentive Options) as the Committee shall, either by rules promulgated pursuant to the provisions of Article IV of the Plan, or in the particular Award Agreement, provide.

F.  Termination of Employment.

1.	A Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate for any reason other than death, Disability, or termination for “Cause,” as defined in subparagraph (2) below, may exercise any Option granted to such Participant, to the extent that the right to purchase Shares thereunder has become exercisable by the date of such termination, but only within three (3) (or such other period of time as the Committee may determine, with such determination in the case of an Incentive Option being made at the time of the grant of the Option and not exceeding three (3) months) months after such date of termination, or, if earlier, within the originally prescribed term of the Option, and subject to the conditions that (i) no Option shall be exercisable after the expiration of the term of the Option and (ii) unless the Committee otherwise provides, no Option that has not become exercisable by the date of such termination shall at any time thereafter be or become exercisable. A Participant’s employment shall not be deemed terminated by reason of a transfer to another employer that is the Company or an Affiliate.

2.	A Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate for “Cause” shall, upon such termination, cease to have any right to exercise any Option. For purposes of this Plan, “Cause” shall be as defined in any employment or other agreement between the Participant and the Company (or an Affiliate) or, if there is no such agreement or definition therein, “Cause” shall be defined to include (i) a Participant’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or of an Affiliate, a Participant’s perpetration or attempted perpetration of fraud, or a Participant’s participation in a fraud or attempted fraud, on the Company or an Affiliate or a Participant’s unauthorized appropriation of, or a Participant’s attempt to misappropriate, any tangible or intangible assets or property of the Company or an Affiliate; (ii) any act or acts by a Participant of disloyalty, dishonesty, misconduct, moral turpitude, or any other act or acts by a Participant injurious to the interest, property, operations, business or reputation of the Company or an Affiliate; (iii) a Participant’s commission of a felony or any other crime the commission of which results in injury to the Company or an Affiliate; (iv) any violation of any restriction on the disclosure or use of confidential information of the Company or an Affiliate, or client, prospect, or merger or acquisition target, or on competition with the Company or an Affiliate or any of its businesses as then conducted; or (v) any other action that the Board or the Committee, in their sole discretion, may deem to be sufficiently injurious to the interests of the Company or an Affiliate to constitute substantial cause for termination. The determination of the Committee as to the existence of “Cause” shall be conclusive and binding upon the Participant and the Company.

3.	Except as the Committee may otherwise expressly provide or determine (consistent with Section 422 of the Code, if applicable), a Participant who is absent from work with the Company or an Affiliate because of temporary disability (any disability other than a Disability), or who is on leave of absence for any purpose permitted by the Company or by any authoritative interpretation (i.e., regulation, ruling, case law, etc.) of Section 422 of the Code, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated his or her employment or relationship with the Company or with an Affiliate. For purposes of Incentive Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract (or the Committee approves such longer leave of absence, in which event the Incentive Option held by the Participant shall be treated as a Nonstatutory Option following the ninetieth (90th) day of such leave).

4.	Paragraph F(1) shall control and fix the rights of a Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate for any reason other than Disability, death, or termination for “Cause,” and who subsequently becomes Disabled or dies. Nothing in Paragraphs G and H of this Article VII shall be applicable in any such case except that, in the event of such a subsequent Disability or death within the three (3) month period after the termination of employment or, if earlier, within the originally prescribed term of the Option, the Participant or the Participant’s estate or personal representative may exercise the Option permitted by this Paragraph F, in the event of Disability, within twelve (12) months after the date that the Participant ceased to be an employee or Key Non-Employee of the Company or an Affiliate, or, in the event of death, within twelve (12) months after the date of death of such Participant.

G.	Total and Permanent Disability. A Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the right to purchase Shares thereunder has become exercisable on or before the date such Participant becomes Disabled as determined by the Committee.

A Disabled Participant, or his estate or personal representative, shall exercise such rights, if at all, only within a period of not more than twelve (12) months after the date that the Participant became Disabled as determined by the Committee (notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not become Disabled) or, if earlier, within the originally prescribed term of the Option.

H.	Death. In the event that a Participant to whom an Option has been granted ceases to be an employee or Key Non-Employee of the Company or of an Affiliate by reason of such Participant’s death, such Option, to the extent that the right is exercisable but not exercised on the date of death, may be exercised by the Participant’s estate or personal representative within twelve (12) months after the date of death of such Participant or, if earlier, within the originally prescribed term of the Option, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant were alive and had continued to be an employee or Key Non-Employee of the Company or of an Affiliate.

I.	Exercise of Option and Issuance of Stock. Options shall be exercised by giving written notice to the Company. Such written notice shall: (i) be signed by the person exercising the Option, (ii) state the number of Shares with respect to which the Option is being exercised, (iii) contain the warranty required by Paragraph M of this Article VII, if applicable, and (iv) specify a date (other than a Saturday, Sunday or legal holiday) not more than ten (10) days after the date of such written notice, as the date on which the Shares will be purchased. Such tender and conveyance shall take place at the principal office of the Company during ordinary business hours, or at such other hour and place agreed upon by the Company and the person or persons exercising the Option. On the date specified in such written notice (which date may be extended by the Company in order to comply with any law or regulation that requires the Company to take any action with respect to the Option Shares prior to the issuance thereof), the Company shall accept payment for the Option Shares in cash, by bank or certified check, by wire transfer, or by such other means as may be approved by the Committee, and shall deliver to the person or persons exercising the Option in exchange therefor an appropriate certificate or certificates for fully paid nonassessable Shares or undertake to deliver an appropriate certificate or certificates within a reasonable period of time. In the event of any failure to pay for the number of Shares specified in such written notice on the date set forth therein (or on the extended date as above provided), the right to exercise the Option shall terminate with respect to such number of Shares, but shall continue with respect to the remaining Shares covered by the Option and not yet acquired pursuant thereto.

If approved in advance by the Committee, and subject to compliance with the Sarbanes-Oxley Act of 2002, payment in full or in part also may be made (i) by delivering Shares, or by attestation of Shares, already owned for at least six (6) months by the Participant and which have a total Fair Market Value on the date of such delivery equal to the Option price; (ii) by the execution and delivery of a note or other evidence of indebtedness (and any security agreement thereunder) satisfactory to the Committee; (iii) by authorizing the Company to retain Shares that otherwise would be issuable upon exercise of the Option having a total Fair Market Value on the date of delivery equal to the Option price; (iv) by the delivery of cash or the extension of credit by a broker-dealer to whom the Participant has submitted a notice of exercise or otherwise indicated an intent to exercise an Option (in accordance with part 220, Chapter II, Title 12 of the Code of Federal Regulations, a so-called “cashless” exercise); or (v) by any combination of the foregoing.

J.	Rights as a Stockholder. No Participant to whom an Option has been granted shall have rights as a stockholder with respect to any Shares covered by such Option except as to such Shares as have been registered in the Company’s share register in the name of such Participant upon the due exercise of the Option and tender of the full Option price.

K.	Assignability and Transferability of Option. Unless otherwise permitted by the Code and by Rule 16b-3 of the Exchange Act, if applicable, and approved in advance by the Committee, an Option granted to a Participant shall not be transferable by the Participant and shall be exercisable, during the Participant’s lifetime, only by such Participant or, in the event of the Participant’s incapacity, his guardian or legal representative. Except as otherwise permitted herein, such Option shall not be assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process and any attempted transfer, assignment, pledge, hypothecation or other disposition of any Option or of any rights granted thereunder contrary to the provisions of this Paragraph K, or the levy of any attachment or similar process upon an Option or such rights, shall be null and void.

L.	Other Provisions. The Award Agreement for an Incentive Option shall contain such limitations and restrictions upon the exercise of the Option as shall be necessary in order that such Option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code. Further, the Award Agreements authorized under the Plan shall be subject to such other terms and conditions including, without limitation, restrictions upon the exercise of the Option, as the Committee shall deem advisable and which, in the case of Incentive Options, are not inconsistent with the requirements of Section 422 of the Code.

M.	Purchase for Investment. If Shares to be issued upon the particular exercise of an Option shall not have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended, the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled. The person who exercises such Option shall warrant to the Company that, at the time of such exercise, such person is acquiring his or her Option Shares for investment and not with a view to, or for sale in connection with, the distribution of any such Shares, and shall make such other representations, warranties, acknowledgments, and/or affirmations, if any, as the Committee may require. In such event, the person acquiring such Shares shall be bound by the provisions of the following legend (or similar legend) which shall be endorsed upon the certificate(s) evidencing his or her Option Shares issued pursuant to such exercise.

“The shares represented by this certificate have been acquired for investment and they may not be sold or otherwise transferred by any person, including a pledgee, in the absence of an effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel satisfactory to the Company that an exemption from registration is then available.”

Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining any consent that the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

VIII.	Formula Restricted Stock

A.	Each Non-Affiliated Board Member shall be granted on the date of the first Board meeting in which he or she participates following his or her initial election as a Non-Affiliated Board Member an Award in Shares of Common Stock having a Fair Market Value on the date of such Board meeting equal to Fifty Thousand Dollars ($50,000). In addition, on such date as the Board may determine, each Non-Affiliated Board Member shall be granted an annual Award in Shares of Common Stock for so long as he or she continues to serve as a Non-Affiliated Board Member. Each such annual Award shall be for a number of Shares having a Fair Market Value on the date of grant equal to Fifty Thousand Dollars ($50,000).

B.	The purchase price of the Shares of Formula Restricted Stock shall be zero.

C.	The restrictions with respect to each Award of Formula Restricted Stock granted hereunder shall lapse in substantially equal annual installments over a period of three (3) years. If a Non-Affiliated Board Member ceases to be a director (other than as the result of his or her removal for “Cause”), any Awards granted prior to the date he or she ceases to be a member of the Board shall continue to vest over the remainder of the applicable three year vesting schedule. If a Non-Affiliated Board Member is removed as a director for “Cause” (as such term is defined in Article VII), any Awards on which the restrictions have not lapsed shall be forfeited in their entirety. The foregoing schedule notwithstanding, upon a Change in Control, the restrictions with respect to any outstanding Awards shall lapse and such Awards shall be fully vested.

D.	Awards of Formula Restricted Stock acquired by Non-Employee Board members may be used to satisfy any equity accumulation program established by the Company for such directors.

E.	Formula Restricted Stock Grants shall be evidenced by an Award Agreement which shall conform to the requirements of the Plan, and may contain such other provisions not inconsistent therewith, as the Committee shall deem advisable.

IX.	Terms and Conditions of Restricted Stock

A.	The Committee may from time to time grant an Award in Shares of Common Stock or grant an Award denominated in units of Common Stock, for such consideration as the Committee deems appropriate (which amount may be less than the Fair Market Value of the Common Stock on the date of the Award), and subject to such restrictions and conditions and other terms as the Committee may determine at the time of the Award (including, but not limited to, continuous service with the Company or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates, and/or other measurements of Company or Affiliate performance), and subject further to the general provisions of the Plan, the applicable Award Agreement, and the following specific rules.

B.	If Shares of Restricted Stock are awarded, such Shares cannot be assigned, sold, transferred, pledged, or hypothecated prior to the lapse of the restrictions applicable thereto, and, in no event, absent Committee approval, prior to six (6) months from the date of the Award. Unless otherwise determined by the Committee at the time an Award of Restricted Stock is made under this Article IX, restrictions shall lapse in substantially equal installments over a period of three (3) years. The Company shall issue, in the name of the Participant, stock certificates representing the total number of Shares of Restricted Stock awarded to the Participant at such time as the Company deems appropriate, which certificates shall be held by the Secretary of the Company as provided in Paragraph G.

C.	Restricted Stock issued to a Participant under the Plan shall be governed by an Award Agreement that shall specify whether Shares of Common Stock are awarded to the Participant, or whether the Award shall be one not of Shares of Common Stock but one denominated in units of Common Stock, any consideration required thereto, and such other provisions as the Committee shall determine.

D.	Subject to the provisions of Paragraphs B and E hereof and the restrictions set forth in the related Award Agreement, the Participant receiving an Award of Shares of Restricted Stock shall thereupon be a stockholder with respect to all of the Shares represented by such certificate or certificates and shall have the rights of a stockholder with respect to such Shares, including the right to vote such Shares and to receive dividends and other distributions made with respect to such Shares. All Common Stock received by a Participant as the result of any dividend on the Shares of Restricted Stock, or as the result of any stock split, stock distribution, or combination of the Shares affecting Restricted Stock, shall be subject to the restrictions set forth in the related Award Agreement.

E.	Restricted Stock or units of Restricted Stock awarded to a Participant pursuant to the Plan will be forfeited, and any Shares of Restricted Stock or units of Restricted Stock sold to a Participant pursuant to the Plan may, at the Company’s option, be resold to the Company for an amount equal to the price paid therefor, and in either case, such Restricted Stock or units of Restricted Stock shall revert to the Company, if the Company so determines in accordance with Article XVI or any other condition set forth in the Award Agreement, or, alternatively, if the Participant’s employment with the Company or its Affiliates terminates, other than for reasons set forth in Article XV, prior to the expiration of the forfeiture or restriction provisions set forth in the Award Agreement.

F.	The Committee, in its discretion, shall have the power to accelerate the date on which the restrictions contained in the Award Agreement shall lapse with respect to any or all Restricted Stock awarded under the Plan.

G.	The Secretary of the Company shall hold the certificate or certificates representing Shares of Restricted Stock issued under the Plan, properly endorsed for transfer, on behalf of each Participant who holds such Shares, until such time as the Shares of Restricted Stock are forfeited, resold to the Company, or the restrictions lapse. Any Restricted Stock denominated in units of Common Stock, if not previously forfeited, shall be payable in accordance with Article XVII as soon as practicable after the restrictions lapse.

H.	The Committee may prescribe such other restrictions, conditions, and terms applicable to Restricted Stock issued to a Participant under the Plan that are neither inconsistent with nor prohibited by the Plan or the Award Agreement, including, without limitation, terms providing for a lapse of the restrictions of this Article or any Award Agreement in installments.

X.	Terms and Conditions of Stock Appreciation Rights

If deemed by the Committee to be in the best interests of the Company, a Participant may be granted a Right. Each Right shall be granted subject to such restrictions and conditions and other terms as the Committee may specify in the Award Agreement at the time the Right is granted, subject to the general provisions of the Plan, and the following specific rules.

A.	Rights may be granted, if at all, either singly, in combination with or in tandem with another Award. At the time of grant of a Right, the Committee shall specify the base price of Common Stock to be used in connection with the calculation described in Paragraph B below, provided that the base price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share of Common Stock on the date of grant, unless approved by the Board.

B.	Upon exercise of a Right, which shall be not less than six (6) months from the date of the grant, the Participant shall be entitled to receive in accordance with Article XVII, and as soon as practicable after exercise, the excess of the Fair Market Value of one Share of Common Stock on the date of exercise over the base price specified in such Right, multiplied by the number of Shares of Common Stock then subject to the Right, or the portion thereof being exercised.

C.	Notwithstanding anything herein to the contrary, if the Award granted to a Participant allows him or her to elect to cancel all or any portion of an unexercised Option by exercising an additional or tandem Right, then the Option price per Share of Common Stock shall be used as the base price specified in Paragraph A to determine the value of the Right upon such exercise and, in the event of the exercise of such Right, the Company’s obligation with respect to such Option or portion thereof shall be discharged by payment of the Right so exercised. In the event of such a cancellation, the number of Shares as to which such Option was canceled shall become available for use under the Plan, less the number of Shares, if any, received by the Participant upon such cancellation in accordance with Article XVII.

D.	A Right may be exercised only by the Participant (or, if applicable under Article XV, by a legatee or legatees of such Right, or by the Participant’s executors, personal representatives, or distributees).

XI. Terms and Conditions of Dividend Equivalents

A Participant may be granted an Award in the form of Dividend Equivalents. Such an Award shall entitle the Participant to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

XII. Terms and Conditions of Other Stock-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares and/or Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or on the Fair Market Value thereof (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

XIII. Terms and Conditions of Performance Awards

A.	A Participant may be granted an Award that is subject to performance conditions specified by the Committee. The Committee may use business criteria and/or other measures of performance as it deems appropriate in establishing any performance conditions (including, but not limited to, continuous service with the Company or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates, and/or other measurements of Company or Affiliate performance), and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as otherwise limited under Paragraphs C and D, below, in the case of a Performance Award intended to qualify under Code Section 162(m).

B.	Any Performance Award will be forfeited if the Company so determines in accordance with Article XVI or any other condition set forth in the Award Agreement, or, alternatively, if the Participant’s employment with the Company or its Affiliates terminates, other than for reasons set forth in Article XV, prior to the expiration of the time period over which the performance conditions are to be measured.

C.	If the Committee determines that a Performance Award to be granted to an Eligible Employee should qualify as “performance-based compensation” for purposes of

Code Section 162(m), the grant and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Paragraph C.

1.	Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee consistent with this Paragraph C. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the performance goals being “substantially uncertain.” The Committee may determine that more than one performance goal must be achieved as a condition to settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

2.	Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Affiliates or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (a) total stockholder return; (b) such total stockholder return as compared to the total return (on a comparable basis) of industry peers (such as, CB Richard Ellis, Jones Lang LaSalle or Trammell Crow) or a publicly available index such as, but not limited to, the Standard & Poor’s 500 or the Nasdaq-U.S. Index; (c) net income or net operating income; (d) pre-tax earnings or profits; (e) EBIT or EBITDA; (f) pre-tax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (g) operating margin; (h) earnings per share or growth in earnings per share; (i) return on equity; (j) return on assets or capital; (k) return on investment; (l) operating income, excluding the effect of charges for acquired in-process technology and before payment of executive bonuses; (m) earnings per share, excluding the effect of charges for acquired in-process technology and before payment of executive bonuses; (n) working capital; (o) sales; (p) gross or net revenues or changes in gross or net revenues; (q) market share or market penetration with respect to designated products and/or geographic areas; (r) reduction of losses, loss ratios or expense ratios; (s) cost of capital; (t) debt reduction; (u) satisfaction of business expansion goals or goals relating to acquisitions or divestitures; (v) employee turnover; (w) gross margin; (x) recruiting objectives; (y) production or revenue per broker; (z) client retention or satisfaction; and/or (aa) diversity objectives. The foregoing business criteria also may be used in establishing performance goals for Cash Awards granted under Article XIV hereof.

3.	Compensation Limitation. No Eligible Employee may receive a Performance Award in excess of $2,000,000 during any three (3) year period.

D.	Achievement of performance goals in respect of such Performance Awards shall be measured over such periods as may be specified by the Committee. Performance goals shall be established on or before the dates that are required or permitted for “performance-based compensation” under Code Section 162(m).

E.	Settlement of Performance Awards may be in cash or Shares, or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable in respect of a Performance Award that is subject to Code Section 162(m).

XIV. Terms and Conditions of Cash Awards

A.	The Committee may from time to time authorize the award of cash payments under the Plan to Participants, subject to such restrictions and conditions and other terms as the Committee may determine at the time of authorization (including, but not limited to, continuous service with the Company or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates, and/or other measurements of Company or Affiliate performance), and subject to the general provisions of the Plan, the applicable Award Agreement, and the following specific rules.

B.	Any Cash Award will be forfeited if the Company so determines in accordance with Article XVI or any other condition set forth in the Award Agreement, or, alternatively, if the Participant’s employment or engagement with the Company or its Affiliates terminates, other than for reasons set forth in Article XV, prior to the attainment of any goals set forth in the Award Agreement or prior to the expiration of the forfeiture or restriction provisions set forth in the Award Agreement, whichever is applicable.

C.	The Committee, in its discretion, shall have the power to change the date on which the restrictions contained in the Award Agreement shall lapse, or the date on which goals are to be measured, with respect to any Cash Award.

D.	Any Cash Award, if not previously forfeited, shall be payable in accordance with Article XVII as soon as practicable after the restrictions lapse or the goals are attained.

E.	The Committee may prescribe such other restrictions, conditions, and terms applicable to the Cash Awards issued to a Participant under the Plan that are neither inconsistent with nor prohibited by the Plan or the Award Agreement, including, without limitation, terms providing for a lapse of the restrictions, or a measurement of the goals, in installments.

XV. Termination of Employment or Service

Except as may otherwise be (i) provided in Article VII for Options or under Article VIII for Formula Restricted Stock, (ii) provided for under the Award Agreement, or (iii) permitted pursuant to Paragraphs A through C of this Article XV (subject to the limitations under the Code for Incentive Options), if the employment or service of a Participant terminates, all unexpired, unpaid, unexercised, or deferred Awards shall be canceled immediately.

A.	Retirement under a Company or Affiliate Retirement Plan. When a Participant’s employment or service terminates as a result of retirement as defined under a Company or Affiliate retirement plan, the Committee may permit Awards to continue in effect beyond the date of retirement in accordance with the applicable Award Agreement, and/or the exercisability and vesting of any Award may be accelerated.

B.	Termination in the Best Interests of the Company or an Affiliate. When a Participant’s employment or service with the Company or an Affiliate terminates and, in the judgment of the Committee or the chief executive officer or other senior officer designated by the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination and/or (ii) permit the exercise, vesting, and payment of such Awards for such period as may be set forth in the applicable Award Agreement, subject to earlier cancellation pursuant to Article XVI or at such time as the Committee shall deem the continuation of all or any part of the Participant’s Awards are not in the Company’s or its Affiliate’s best interests.

C.  Death or Disability of a Participant.

1.	In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have a period up to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) the expiration date specified in Paragraph H of Article VII, within which to receive or exercise any outstanding Awards held by the Participant under such terms as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; (b) to a legal representative of the Participant; or (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Awards so passing shall be paid and/or may be exercised at such times and in such manner as if the Participant were living.

2.	In the event a Participant is determined by the Company to be Disabled, and subject to the limitations of Paragraph G of Article VII, Awards may be paid to, or exercised by, the Participant, if legally competent, or by a legally designated guardian or other representative if the Participant is legally incompetent by virtue of such Disability.

3.	After the death or Disability of a Participant, the Committee may in its sole discretion at any time (i) terminate restrictions in Award Agreements; (ii) accelerate any or all installments and rights; and/or (iii) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant’s estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards ultimately might have become payable to other beneficiaries.

XVI.	Cancellation and Rescission of Awards

Unless the Award Agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, unexercised, or deferred Awards at any time if the Participant is not in compliance with the applicable provisions of the Award Agreement or the Plan. Upon exercise, payment, or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan and the Award Agreement.

XVII.	Payment of Restricted Stock, Rights, Other Stock-Based Awards, Performance Awards and Cash Awards

Payment of Restricted Stock, Rights, Other Stock-Based Awards, Performance Awards and Cash Awards may be made, as the Committee shall specify, in the form of cash, Shares of Common Stock, or combinations thereof; provided, however, that a fractional Share of Common Stock shall be paid in cash equal to the Fair Market Value of the fractional Share of Common Stock at the time of payment.

XVIII.	Withholding

Except as otherwise provided by the Committee,

A.	the Company shall have the power and right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy the minimum federal, state, and local taxes required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan; and

B.	in the case of payments of Awards, or upon any other taxable event hereunder, a Participant may elect, subject to the approval in advance by the Committee, to satisfy the withholding requirement, if any, in whole or in part, by having the Company withhold Shares of Common Stock that would otherwise be transferred to the Participant having a Fair Market Value, on the date the tax is to be determined, equal to the minimum marginal tax that could be imposed on the transaction. All elections shall be made in writing and signed by the Participant.

XIX.	Savings Clause

This Plan is intended to comply in all respects with applicable law and regulations, including, (i) with respect to those Participants who are officers or directors for purposes of Section 16 of the Exchange Act, Rule 16b-3 of the Securities and Exchange Commission, if applicable, (ii) Section 402 of the Sarbanes-Oxley Act, and (iii) with respect to executive officers, Code Section 162(m). In case any one or more provisions of this Plan shall be held invalid, illegal, or unenforceable in any respect under applicable law and regulation (including Rule 16b-3 and Code Section 162(m)), the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal, or unenforceable provision shall be deemed null and void; however, to the extent permitted by law, any provision that could be deemed null and void shall first be construed, interpreted, or revised retroactively to permit this Plan to be construed in compliance with all applicable law (including Rule 16b-3 and Code Section 162(m)) so as to foster the intent of this Plan. Notwithstanding anything herein to the contrary, with respect to Participants who are officers and directors for purposes of Section 16 of the Exchange Act, if applicable, and if required to comply with rules promulgated thereunder, no grant of, or Option to purchase, Shares shall permit unrestricted ownership of Shares by the Participant for at least six (6) months from the date of grant or Option, unless the Board determines that the grant of, or Option to purchase, Shares otherwise satisfies the then current Rule 16b-3 requirements.

XX.	Adjustments Upon Changes in Capitalization; Corporate Transactions

If the outstanding Shares of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, or consolidation, or if a change is made to the Common Stock of the

Company by reason of any recapitalization, reclassification, change in par value, stock split, reverse stock split, combination of shares or dividends payable in capital stock, or the like, the Company shall make adjustments to such Awards (including, by way of example and not by way of limitation, the grant of substitute Awards under the Plan or under the plan of such other corporation) as it may determine to be appropriate under the circumstances, and, in addition, appropriate adjustments shall be made in the number and kind of shares and in the option price per share subject to outstanding Awards under the Plan or under the plan of such successor corporation. The foregoing notwithstanding, unless the Committee otherwise determines, no such adjustment shall be made to an Incentive Option which shall, within the meaning of Section 424 of the Code, constitute such a modification, extension, or renewal of an option as to cause it to be considered as the grant of a new option.

Notwithstanding anything herein to the contrary, unless otherwise determined by the Committee at the time an individual Award is granted hereunder, an Award shall be one hundred percent (100%) vested, and become one hundred percent (100%) exercisable, upon a Change in Control. The foregoing notwithstanding, the Company may, in its sole discretion, cancel any or all Awards upon a Change in Control and provide for the payment to Participants in cash of an amount equal to the value or appreciated value, whichever is applicable, of the Award, as determined in good faith by the Committee, at the close of business on the date of such event.

Upon a business combination by the Company or any of its Affiliates with any corporation or other entity through the adoption of a plan of merger or consolidation or a share exchange or through the purchase of all or substantially all of the capital stock or assets of such other corporation or entity, the Board or the Committee may, in its sole discretion, grant Options pursuant hereto to all or any persons who, on the effective date of such transaction, hold outstanding options to purchase securities of such other corporation or entity and who, on and after the effective date of such transaction, will become employees or directors of, or independent contractors, consultants or advisors to, the Company or its Affiliates. The number of Shares subject to such substitute Options shall be determined in accordance with the terms of the transaction by which the business combination is effected. Notwithstanding the other provisions of this Plan, the other terms of such substitute Options shall be substantially the same as or economically equivalent to the terms of the options for which such Options are substituted, all as determined by the Board or by the Committee, as the case may be. Upon the grant of substitute Options pursuant hereto, the options to purchase securities of such other corporation or entity for which such Options are substituted shall be canceled immediately.

XXI.	Dissolution or Liquidation of the Company

Upon the dissolution or liquidation of the Company, the Participant may immediately prior to such dissolution or liquidation exercise any Award granted hereunder to the extent that the right thereunder has become exercisable as of the date of such dissolution or liquidation.

XXII.	Termination of the Plan

The Plan shall terminate ten (10) years from the earlier of the date of its adoption by the Board or the date of its approval by the stockholders. The Plan may be terminated at an earlier date by vote of the stockholders or the Board; provided, however, that any such earlier termination shall not affect any Award Agreements executed prior to the effective date of such termination. Notwithstanding anything in this Plan to the contrary, any Options granted prior to the effective date of the Plan’s termination may be exercised until the earlier of (i) the date set forth in the Award Agreement, or (ii) in the case of an Incentive Option, ten (10) years from the date the

Option is granted; and the provisions of the Plan with respect to the full and final authority of the Committee under the Plan shall continue to control.

XXIII.	Amendment of the Plan

The Plan may be amended by the Board and such amendment shall become effective upon adoption by the Board; provided, however, that any amendment shall be subject to the approval of the stockholders of the Company at or before the next annual meeting of the stockholders of the Company if such stockholder approval is required by the Code, any federal or state law or regulation, the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, or if the Board, in its discretion, determines to submit such changes to the Plan to its stockholders for approval.

XXIV.	Employment Relationship

Nothing herein contained shall be deemed to prevent the Company or an Affiliate from terminating the employment of a Participant, nor to prevent a Participant from terminating the Participant’s employment with the Company or an Affiliate, unless otherwise limited by an agreement between the Company (or an Affiliate) and the Participant.

XXV.	Indemnification of Committee

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken by them as directors or members of the Committee and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the director or Committee member is liable for gross negligence or willful misconduct in the performance of his or her duties. To receive such indemnification, a director or Committee member must first offer in writing to the Company the opportunity, at its own expense, to defend any such action, suit or proceeding.

XXVI.	Unfunded Plan

Insofar as it provides for payments in cash in accordance with Article XVII, or otherwise, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock, or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock, or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board, or the Committee be deemed to be a trustee of any cash, Common Stock, or rights thereto to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of cash, Common Stock, or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

XXVII.	Mitigation of Excise Tax

Unless otherwise provided for in the Award Agreement or in any other agreement between the Company (or an Affiliate) and the Participant, if any payment or right accruing to a Participant under this Plan (without the application of this Article XXVII), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate, would constitute a “parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under this Plan is necessary shall be made by the Company. The Participant shall cooperate in good faith with the Company in making such determination and providing any necessary information for this purpose.

XXVIII.	Effective Date

This Plan shall become effective upon adoption by the Board, provided that the adoption of the Plan shall be subject to the approval of the stockholders of the Company if such stockholder approval is required by the Code, any federal or state law or regulations, the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, or if the Board, in its discretion, desires to submit the Plan to its stockholders for approval.

XXIX.	Foreign Jurisdictions

To the extent the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States of America, the Committee in its discretion may modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States of America.

XXX.	Governing Law

This Plan shall be governed by the laws of the State of Delaware and construed in accordance therewith.

Adopted effective as of the 9th day of November 2006.

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Grubb & Ellis Company

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext
C 1234567890 J N T

		☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold

01 — R. David Anacker	☐	☐	05 — F. Joseph Moravec	☐	☐

02 — Anthony G. Antone	☐	☐	06 — Mark E. Rose	☐	☐

03 — C. Michael Kojaian	☐	☐	07 — Rodger D. Young	☐	☐

04 — Robert J. McLaughlin	☐	☐

B	Issues
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain

2.	Approval of the 2006 Omnibus Equity Plan.	☐	☐	☐

3.	In accordance with the judgments of the Proxy Holders upon such other business as may properly come before the meeting and at any and all adjournments thereof.

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please date and sign exactly as your name appears on this Proxy Card. Joint owners should each sign. The full title or capacity of any person signing for a corporation, limited liability company, partnership, trust or estate should be indicated in the space below.

Date (mm/dd/yyyy)	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

/ /

■	0 1 0 5 5 6 1	1 U P X	C O Y	+

Proxy — Grubb &Ellis Company

For the Annual Meeting of Stockholders — November 9, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
I am a stockholder of Grubb & Ellis Company (the “Company”) and I have received the Notice of Annual Meeting of Stockholders dated October 10, 2006 and the accompanying Proxy Statement. I appoint Mark E. Rose and Robert Z. Slaughter and each or either of them as Proxy Holders, with full power of substitution, to represent and vote all the shares of capital stock which I may be entitled to vote at the Annual Meeting of Stockholders to be held in the Park Hyatt Hotel, 800 North Michigan Avenue, Chicago, Illinois, on Thursday, November 9, 2006 at 8:30 a.m. or at any and all adjournments thereof, with all powers which I would have if I were personally present at the meeting.
The shares represented by this Proxy will be voted in the way that I direct. If no direction is made, the Proxy will be voted “FOR” all nominees listed under the “Election of Directors,” all of whom have been nominated by the Board of Directors as described in the accompanying Proxy Statement. If any of the nominees listed becomes unavailable to serve as a director prior to the Annual Meeting, the Proxy will be voted for any substitute nominee(s) designated by the Board of Directors. I ratify and confirm all that the above Proxy Holders may legally do in relation to this Proxy.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTMARKED ENVELOPE.
(Continued and to be signed on reverse side.)

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

·	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

·	Follow the simple instructions provided by the recorded message.

·	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

·	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on November 9, 2006.
THANK YOU FOR VOTING